Exhibit 99.D

Medium Term Budget Policy Statement 2019 National Treasury Republic of South Africa 30 October 2019

ISBN: RP: 978-0-621-47936-2 RP358/2019 The Medium Term Budget Policy Statement is compiled using the latest available information from departmental and other sources. Some of this information is unaudited or subject to revision. To obtain additional copies of this document, please contact: Communications Directorate National Treasury Private Bag X115 Pretoria 0001 South Africa Tel: +27 12 315 5944 Fax: +27 12 407 9055 The document is also available on the internet at: www.treasury.gov.za. ii

Foreword We are tabling the 2019 Medium Term Budget Policy Statement in a difficult global and domestic environment. The global growth forecast for 2019 is the lowest since the 2008 financial crisis, weighed down by mounting trade tensions and political uncertainty. Economic activity in two engines of the world economy, China and India, is slowing this year. Policy makers have taken a number of steps to support growth, but there is a risk that these measures will create new vulnerabilities, as interest rates in advanced economies decline. About a quarter of government bonds in these countries have negative yields. At home, economic growth has continued to stagnate and weaknesses in the world economy are likely to amplify our own shortcomings, which require structural reforms. The discussion paper released by the National Treasury has proposed a number of economic reforms that can boost GDP growth over the medium and longer term, and support increased investment and job creation. These measures have been broadly agreed within government. The next step is to implement them urgently. In addition to low growth, South Africa’s biggest economic risk is Eskom. Ongoing problems with the utility’s operations continue to disrupt the supply of electricity to households and businesses. Government has set aside significant resources for Eskom. With the immediate financial restraints lifted, the focus must be on operational problems and restructuring Eskom into three separate entities. Doing so will mark the beginning of a transition to a competitive, transparent and financially viable electricity sector. South Africa’s public finances deteriorated over the past decade, a trend that accelerated in recent years as low growth led to large revenue shortfalls. For 10 years, we have run large budget deficits. While this provided some support to the economy, it has put us deeply in debt, to the point where interest payments have begun crowding out social and economic spending programmes. This cannot be sustained. Government proposes a path to restore the public finances to a sustainable position. This will mainly involve a range of expenditure reductions, some of which are likely to be painful. We owe it to future generations to ensure that we are good stewards of our country’s resources and that they do not have to pay for our decisions. I would like to thank my Cabinet colleagues for their contributions to this challenging budget policy process. I would also like to acknowledge Deputy Minister David Masondo, as well as the Director- General and the entire staff of the National Treasury. They work diligently towards their constitutional duty to ensure transparent, sustainable finances for all South Africans. TT Mboweni Minister of Finance iii

Contents

Chapter 1	**Growth, sustainability and renewal**	**1**
	Introduction	1
	Stabilising the public finances	3
	Promoting investment and economic growth	4
	Stabilising state-owned companies	5
	Improving spending efficiency and reducing waste	7
	Overview of the 2019 MTBPS	8
	Conclusion	9
Chapter 2	**Economic overview**	**11**
	Introduction	11
	The growth puzzle: why so weak for so long?	12
	Economic reforms to implement without delay	13
	Global outlook	15
	Domestic outlook	16
	Sector performance and outlook	19
	Conclusion	20
Chapter 3	**Fiscal policy**	**21**
	Introduction	21
	Options to stabilise the public finances	22
	Expenditure performance and outlook	24
	Revenue performance and outlook	26
	Fiscal framework	28
	Financing and debt management strategy	29
	Risks to the fiscal outlook	31
	Conclusion	31
Chapter 4	**Expenditure priorities**	**33**
	Introduction	33
	Expenditure priorities and spending pressures	34
	In-year spending adjustments	36
	Spending priorities by function group	37
	Division of revenue	39
Annexure A	**Fiscal risk statement**	**47**
Annexure B	**Compensation data**	**55**
Annexure C	**Update on Eskom reforms**	**61**
Annexure D	**Technical annexure**	**65**
Annexure E	**Glossary**	**73**

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Tables 1.1 1.2 Figures Macroeconomic projections..……… Consolidated government fiscal framework….…………………………….... Consolidated government expenditure………………………………… Economic growth in selected countries………………………………….…. Macroeconomic performance and projections……………………………….…. Assumptions used in the economic forecast ....………………….. Revisions to non-interest expenditure…………….………………… Main budget expenditure ceiling…………………………………...….... Gross tax revenue……………………..… Revised revenue projections….……. Medium-term revenue framework Main budget framework ..………….. Main budget balances excluding financial support for Eskom.……….. Consolidated budget balance……... Total national government debt.… National government gross borrowing requirement and financing..…………………………………… Consolidated expenditure by function……………………..……………..… Consolidated expenditure by economic classification.………………. Division of revenue framework…… Provincial equitable share…………… 8 1.1 Ten-year change in debt-to-GDP ratio……………………….……………………. Real GDP growth……………………….… Main budget revenue and spending……………..………………………. Debt-to-GDP outlook…………..….…… Public-sector debt…………..…………… Long-term GDP growth....……………. Comparative per capita incomes Container export costs.……………….. Competitiveness and income….…… Developing-economy risk premiums……………………………………. Currency movements in peer economies…………………………………… Investment by asset type…………….. Main budget balance…………………… Gross debt-to-GDP outlook……….… Main budget primary balance……… Real main budget non-interest spending……………………………………... Breakdown of every R1 000 spent by economic classification…………... Average nominal growth in consolidated spending………………… Average nominal growth in spending……………………………………… Consolidated government expenditure by function………………. Provincial conditional grants……….. Local government conditional grants………………………………………….. 2 2 8 1.2 1.3 1.3 9 2 2 6 12 12 13 13 2.1 1.4 1.5 2.1 2.2 2.3 2.4 2.5 15 2.2 16 2.3 17 3.1 24 16 3.2 2.6 25 26 27 27 28 16 18 22 22 22 3.3 3.4 3.5 3.6 3.7 2.7 3.1 3.2 3.3 3.4 29 29 30 22 3.8 3.9 3.10 3.5 23 3.6 23 30 4.1 4.1 34 35 4.2 4.2 34 41 36 40 42 4.3 4.4 4.3 4.4 41 v

[LOGO]

1 Growth, sustainability and renewal Introduction Gyears, spending will total R6.3 trillion, with 48 per cent of this overnment allocates funds to its central policy objectives – reducing Almost half of budget is allocated to social grants, education and health poverty and inequality – through the budget. Over the next three amount going towards social grants, education and health. In the context of weak growth, however, revenue shortfalls and rising spending pressures are threatening government’s ability to maintain existing levels of service provision and infrastructure investment. South Africa’s long-run economic growth has been slowing alongside productivity and competitiveness. In the decade since the global financial crisis, government has run large budget deficits, raising its borrowing and making the increase in South Africa’s debt-to-GDP ratio among the highest of peer countries. 1 The Medium Term Budget Policy Statement (MTBPS) aims to communicate government’s policy stance, and to encourage Parliament and the public to debate options for the economy and the public finances. The 2019 MTBPS proposes an approach over the medium term that, effectively implemented, will restore the momentum of economic growth and stabilise the public finances. South Africa’s economic growth is now projected at 0.5 per cent for 2019, as long-term growth estimates have fallen. As a result, revenue projections have been sharply reduced. Spending pressures continue to mount, led by the public-service wage bill and state-owned companies in crisis. The combination of lower revenue and increased spending widens the budget deficit to an average of 6.2 per cent over the next three years. Debt and debt-service costs will continue to increase. Globally, a synchronised economic slowdown has caused downward revisions to growth in both developed and developing countries. South Africa’s macroeconomic framework remains broadly supportive of investment and growth. The flexible exchange rate acts as a shock absorber and monetary policy has kept inflation contained within the 3 to 6 per cent target band. But this framework cannot substitute for necessary economic reforms. Persistent growth in the wage bill has worsened the composition of spending, while spending outcomes continue to disappoint. As a result, fiscal deficits have not raised long-run growth, and have begun to undermine confidence, push up interest rates and reduce the space for new priorities. The MTBPS sets out measures to boost the economy, narrow the fiscal deficit and raise the quality of spending, particularly on large infrastructure projects. To mitigate the immediate risk that Eskom poses to the economy, the utility receives assistance to service its debt obligations. Addressing Eskom’s underlying problems requires reinvigorated governance, operational efficiencies and restructuring.

2019 MEDIUM TERM BUDGET POLICY STATEMENT Yet this spending has not translated into stronger economic growth. Revenue growth has also been lower than expected, despite tax measures. Without intervention, the persistent gap between revenue and expenditure now puts government debt on an upward trajectory over the next 10 years. 50 40 Expenditure Revenue 85 80 75 70 Revised without financial support for Eskom Revised with financial support for Eskom 79.5 30 73.7 75.8 71.8 28 68.0 64.9 26 60 56.7 57.8 58.9 59.3 24 50.5 48.9 This approach cannot be sustained. Main budget expenditure has been revised up since the 2019 Budget Review, primarily as a result of additional support for Eskom. In total, this support now amounts to R49 billion in 2019/20 and R56 billion in 2020/21. Excluding these amounts, debt-service costs is the fastest-growing area of spending and reaches R204 billion in the current year. Gross tax revenue is projected to fall short of the 2019 Budget estimates by R52.5 billion in 2019/20 and R84 billion in 2020/21, reflecting the weaker economic environment. The deficit is expected to widen substantially over the next three years relative to 2019 Budget estimates. Difficult decisions are now required to stabilise the public finances. The 2019 MTBPS proposes measures to narrow the fiscal deficit, boost the economy and improve the quality of spending, particularly on large infrastructure projects. Growth in debt and debt-service costs is unsustainable and requires difficult decisions 2 Per cent of GDP Per cent Guinea 2006/07 2007/08 2008/09 2009/10 2010/11 2011/12 2012/13 2013/14 2014/15 2015/16 2016/17 2017/18 2018/19 2019/20 2020/21 2021/22 2022/23 Côte d'Ivoire Philippines Turkey India Hungary Peru Indonesia Poland Thailand Uruguay Mexico Sri Lanka Pakistan Malaysia Mali Burkina Faso Colombia Morocco Chile China Egypt Brazil Belarus South Africa Argentina Croatia Ukraine Zambia Per cent of GDP Per cent 2000/01 2015/16 2016/17 2017/18 2018/19 2019/20 2020/21 2021/22 2022/23 2023/24 2024/25 2025/26 2026/27 2027/28 2002/03 2004/05 2006/07 2008/09 2010/11 2012/13 2014/15 2016/17 2018/19 Figure 1.1 Ten-year change in debt-to-GDP ratioFigure 1.2 Real GDP growth Average 6 30 30.2 5 20 4 10 3 0 2 -10 1 -20 0 -1 Figure 1.3 Main budget revenue and spendingFigure 1.4 Debt-to-GDP outlook 2019 Budget 32 80.9 77.8 75.8 71.3 73.4 74.7 68.5 70.1 65 65.7 60.8 62.8 59.7 60.2 60.1 59.9 55 53.0 55.6 56.2 50 22 45 Source: IMF World Economic Outlook, April 2019, and National Treasury

CHAPTER 1: GROWTH, SUSTAINABILITY AND RENEWAL As a first step, government is clawing back some of the revenue shortfall through reductions to departmental baselines and slower spending growth in the outer year of the medium-term expenditure framework (MTEF). Alone, these reductions are insufficient. Additional measures, particularly on the wage bill, will be required to narrow the deficit and improve the composition of spending. In August, the paper released by the National Treasury outlined short-and medium-term reforms that can boost economic growth, many of which do not require significant state resources. Interventions to improve the quality of infrastructure planning, including the Budget Facility for Infrastructure, are beginning to show results. Government continues to work with the private sector through the Infrastructure Fund and other initiatives. Further measures to reduce wasteful expenditure, including by limiting claims against the state, will be implemented in the coming year. Government is providing medium-term support to Eskom to secure energy supply and to honour the state’s contractual obligations. The National Treasury, in partnership with the Department of Public Enterprises, is instituting a series of measures to bring discipline to the utility’s finances, and to step up the timeline for restructuring. Departmental baselines reduced and slower spending in outer year Stabilising the public finances Relative to the 2019 Budget, the MTBPS shows an increase in main budget non-interest spending of R23 billion in 2020/21 and a reduction of R8.2 billion in 2021/22. These changes reflect the net impact of spending additions, mainly financial support for Eskom, and the baseline reductions made to goods and services, and transfers. In 2022/23, spending will be contained in line with consumer price index (CPI) inflation. Stabilising government’s debt-to-GDP ratio requires narrowing the gap between revenue and expenditure further. Accordingly, government proposes a fiscal target of achieving a main budget primary balance – in other words, revenue equal to non-interest expenditure – by 2022/23. This metric excludes financial support for Eskom, which will be addressed through separate operational and financial reforms. Achieving the fiscal target requires large additional adjustments exceeding R150 billion in total over the medium term. The following elements will be critical: Proposed fiscal target is a main budget primary balance by 2022/23 • Growth in the public-service wage bill needs to decline to reduce the pressure on goods and services and infrastructure. The wage bill accounts for 46 per cent of tax revenue in 2019/20, primarily because of above-inflation increases in average remuneration over the past decade. Significant tax increases over the past several years leave only moderate scope to boost tax revenue at this time. Given the size of the required adjustment, however, additional tax measures are under consideration. To reduce future transfers, a sustainable plan for state-owned companies is required. It should include the disposal of non-core assets and options for private-sector participation. • • 3

2019 MEDIUM TERM BUDGET POLICY STATEMENT The final adjustments will be announced in the 2020 Budget. These measures require difficult decisions that will affect the economy and the distribution of public resources. The short-term costs, however, are outweighed by the need to ensure sustainable public finances for decades to come, ensuring intergenerational fairness. Near-term costs of fiscal adjustment outweighed by need to ensure sustainable public finances Promoting investment and economic growth Government’s economic policy priority is to enact reforms that will enable South Africa to break from the spiral of anaemic growth, promoting investment and job creation. Policy certainty and a conducive business environment are critical to support the confidence of businesses and households. A robust monetary policy framework has provided certainty but needs to be complemented with a range of reforms that are within government’s control and do not require significant funding. These would help to raise long-term growth. The paper titled Economic Transformation, Inclusive Growth, and Competitiveness: Towards an Economic Strategy for South Africa, which the National Treasury released in 2019, has begun a vigorous national debate on the reforms required to raise growth. The interventions consider strengthening network industries, such as road and rail; enhancing South Africa’s export competitiveness to boost exports, employment and innovation; and promoting greater competition within the economy, enabling small firms to grow and compete with dominant players. Many of these overlap with the package of measures announced in the 2018 MTBPS. Several reforms do not require significant state resources. These include: Some short-term growth reforms do not require significant resources • Supporting tourism by reducing the cost of traveling to South Africa, and cutting red tape for small businesses in the tourism sector. Diversifying power generation by granting licences for small-scale power generation projects approved by the Minister of Energy. Expanding telecommunications services by allowing for the rapid expansion of fibre infrastructure. Lowering the cost of doing business by automating various registration and filing processes. • • • Medium-term reforms also need to begin immediately in transport, water, telecommunications, and industrial and trade policy, although they will likely only be completed over the next three years. Government continues to work with the private sector to strengthen infrastructure investment. Efforts are focused on raising the efficiency of spending and crowding in private-sector investment. The National Treasury has begun a review of public-private partnership regulation aimed at merging approval processes and reducing implementation timeframes. This project is already under way and its findings will be published by September 2020. Reforms should be enacted now in transport, water, telecommunications and industrial and trade policy 4

CHAPTER 1: GROWTH, SUSTAINABILITY AND RENEWAL Public-sector infrastructure projects are plagued by poor planning and implementation. This is reflected in continued underspending, which reached 20 per cent of capital budgets in 2018/19. The Budget Facility for Infrastructure, a technical entity that reviews complex capital projects, has strengthened state capacity to consider and budget for large infrastructure projects and programmes. These interventions have begun to yield results, such as an improvement in the quality of budget bids and an associated reduction in rejection rates. The 2019 MTBPS proposes allocations of R3.4 billion over the next three years for these projects, including student housing at three universities, school facilities and health infrastructure. Marked progress in quality of infrastructure proposals, with associated reduction in rejection rates Stabilising state-owned companies Several large state-owned companies are in crisis as a result of governance failures, poor operational performance and resultant unsustainable debt burdens. Figure 1.5 shows how these debts have grown alongside government debt. Government has increased spending to meet its obligations for guaranteed debt, but decisions are required to manage the ongoing impact of these entities on the fiscus. A programme of reforms is being enacted to strengthen governance and operations at these entities, and to stabilise those in financial distress. 5 Improving the pipeline of infrastructure projects with the Infrastructure Fund Over the past year, government has made progress in setting up a blended-finance Infrastructure Fund. The fund’s implementation unit has been established and is housed within the Development Bank of Southern Africa (DBSA). Its aim is to fast-track the development of projects and programmes by drawing on existing capacity in the Presidential Infrastructure Coordinating Commission, the National Treasury, the Government Technical Advisory Centre (GTAC) and the Independent Power Producers Office. The unit is also identifying policy and regulatory hurdles in the public sector that hamper private and public investment. It is collaborating with the private sector through associations such as the Banking Association South Africa, the Association for Savings and Investment South Africa, and the Public Private Growth Initiative. Government set aside R100 billion over a decade to co-finance programmes and projects that blend public and private resources, with R10 billion in the baseline for the next three years. Pilot projects, including the Student Housing Infrastructure Programme and Small Harbours Programme, receive R529.8 million in the current year. The implementation unit is developing a pipeline of projects for funding that includes proposals from government, the private sector and the DBSA. To date, the implementation unit for the Infrastructure Fund has identified possible projects and programmes amounting to more than R500 billion.

2019 MEDIUM TERM BUDGET POLICY STATEMENT

Figure 1.5 Public-sector debt


3 500
3 000
2 500
2 000
1 500
1 000
500
0
R billion
Gross loan debt
Non-financial public-sector entities
Local government
Financial public-sector entities
2008/09
2009/10
2010/11
2011/12
2012/13
2013/14
2014/15
2015/16
2016/17
2017/18
2018/19

Source: Reserve Bank

Managing the Eskom risk

Over the medium term and beyond, government will manage the massive risk to the economy and the fiscus associated with Eskom. This requires addressing the utility's operational viability, which has a significant impact on its debt profile.

Faster progress needed to effect separation of Eskom into three entities

The National Treasury and the Department of Public Enterprises are working with the utility to implement the plan, announced in the February 2019 State of the Nation Address, to separate Eskom into three distinct entities (generation, transmission, distribution) and conduct wide-ranging reforms to achieve operational efficiency.

The Ministers of Finance and Public Enterprises have appointed independent experts to conduct rigorous assessments at Eskom. These include analysing the utility's daily cash-flow management and assessing the implementation of operational efficiencies, which include considering whether capital expenditure can be stopped or deferred.

Reduction of Eskom's debt burden will only be considered after it cuts costs and starts unbundling

The short-term priority is to stabilise Eskom's cash-flow management, while undertaking the separation. Government has made provisional support of R49 billion available in 2019/20, R56 billion in 2020/21 and R33 billion in 2021/22. Should Eskom be unable to issue debt, government may be called upon to provide further support to enable the company to meet its obligations. Additional reforms to reduce Eskom's debt burden will only be considered once the utility reduces costs and makes progress in the unbundling process.

Government is committed to the separation of the three functions in conjunction with the necessary organisational reforms. Implementing this major reform successfully and timeously will require focus from Eskom management and the Board, and work across government to resolve structural issues that affect Eskom's financial viability.

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CHAPTER 1: GROWTH, SUSTAINABILITY AND RENEWAL This separation will mark the beginning of a transition in the electricity sector from the dominance of an inefficient, vertically integrated monopoly to a competitive sector that includes a financially viable utility with clear lines of accountability. Annexure C reviews the status of the Eskom restructuring, discusses government interventions to date and outlines projections for medium-term fiscal support. Reforms support creation of financially viable and accountable electricity utility Other state-owned companies Other state-owned companies are also adding to spending pressures on government. Funding for South African Airways (SAA), the South African Broadcasting Corporation, Denel and South African Express amounts to R10.8 billion in the current year, almost the entire contingency reserve for 2019/20. In its current configuration, SAA is unlikely to generate sufficient cash flow to sustain operations. It is unable to repay outstanding government guaranteed debt of R9.2 billion. Government will repay this debt over the next three years to honour its contractual obligation. Operational changes at SAA are required urgently. Improving spending efficiency and reducing waste Unsustainable fiscal finances harm South Africans by raising real spending on interest costs. Inefficient and ineffective spending harms South Africans by wasting limited public resources. Given South Africa’s progressive budgetary spending, the poor are most severely affected by these challenges. Where possible given budgetary constraints, government is shifting resources to areas that urgently need to strengthen capacity. Through reprioritisation, the National Prosecuting Authority receives an additional R1.3 billion, and the South African Revenue Service receives an additional R1 billion for the period 2019/20 to 2022/23. These funding shifts will bolster efforts to combat corruption and improve revenue collection. Over the coming year, as part of its effort to improve efficiency and reduce wasteful expenditure, government will: Overlapping agencies to be merged, unused land to be sold, new road accident scheme to be accelerated • Merge and consolidate entities and regulatory agencies, as well as consider salary controls at a wider range of public entities. Dispose of unused land and other assets. Initiate work to limit claims against the state, including through a review of medico-legal claims and accelerated implementation of the Road Accident Benefit Scheme. Implement recommendations from expenditure reviews to identify cost savings and improve efficiency. Manage the benefits received by political office bearers, through reforms to the Ministerial Handbook. Review the existing procurement regulatory framework, through the Public Procurement Bill, to simplify procurement processes and governance. The bill will be gazetted for public comment once Cabinet grants approval to do so. • • • • • 7

2019 MEDIUM TERM BUDGET POLICY STATEMENT

Overview of the 2019 MTBPS

Economic overview

Gradual recovery in confidence and investment expected over medium term

Chapter 2 sets out the medium-term economic forecast, alongside proposals to accelerate economic growth. The GDP growth forecast for 2019 has been revised down from 1.5 per cent in the 2019 Budget to 0.5 per cent, with growth expected to reach 1.7 per cent in 2022. Inflation is expected to remain within the 3 to 6 per cent target band over the medium term. Weakening global growth, associated with rising trade conflicts alongside low levels of competitiveness, moderate growth in the forecast. A gradual recovery in confidence and investment is expected over the medium term.

Table 1.1 Macroeconomic projections

Calendar year	2018 Actual	2019 Estimate	2020	2021 Forecast	2022
Percentage change unless otherwise indicated					
Household consumption	1.8	1.3	1.3	1.5	1.7
Gross fixed-capital formation	-1.4	-0.8	0.8	1.3	1.8
Real GDP growth	**0.8**	**0.5**	**1.2**	**1.6**	**1.7**
GDP at current prices (R billion)	**4 874.0**	**5 131.7**	**5 448.9**	**5 804.4**	**6 187.4**
CPI inflation	4.7	4.3	4.9	4.8	4.8
Current account balance (% of GDP)	-3.5	-3.4	-3.5	-3.5	-3.5

Source: Reserve Bank and National Treasury

Fiscal policy

Chapter 3 provides an overview of fiscal policy, including proposals to reduce expenditure growth and manage the wage bill in order to achieve the fiscal target.

The expenditure ceiling – which excludes support to Eskom – is revised down for this year and the next two years, relative to the 2019 Budget. The consolidated deficit, which includes national and provincial government, public entities and social security funds, is projected to narrow from 6.5 per cent of GDP in 2020/21 to 5.9 per cent of GDP in 2022/23.

Table 1.2 Consolidated government fiscal framework

R billion/percentage of GDP	2018/19 Outcome	2019/20 Revised	2020/21	2021/22 Medium-term estimates	2022/23
Revenue	**1 445.4**	**1 537.8**	**1 618.5**	**1 729.6**	**1 841.2**
	29.4%	*29.5%*	*29.3%*	*29.4%*	*29.3%*
Expenditure	**1 652.8**	**1 844.1**	**1 978.7**	**2 097.5**	**2 214.9**
	33.6%	*35.4%*	*35.8%*	*35.6%*	*35.3%*
Budget balance	**-207.5**	**-306.2**	**-360.2**	**-367.9**	**-373.7**
	-4.2%	*-5.9%*	*-6.5%*	*-6.2%*	*-5.9%*
Total gross loan debt	**2 788.4**	**3 167.6**	**3 590.8**	**4 035.7**	**4 477.7**
	56.7%	*60.8%*	*64.9%*	*68.5%*	*71.3%*

Source: National Treasury

Expenditure priorities

Chapter 4 outlines government's three-year spending priorities and explains how nationally raised funding is divided between national, provincial and local government. The budget continues to prioritise

8

CHAPTER 1: GROWTH, SUSTAINABILITY AND RENEWAL

education, health and social assistance. Despite baseline reductions, consolidated non-interest spending grows by 0.5 per cent in real terms over the medium term. Excluding support for Eskom and other payments for financial assets, real non-interest spending growth averages 1.4 per cent over the next three years. Financial payments (mostly support for state-owned companies), debt-service costs and wages are the fastest-growing areas of expenditure.

Table 1.3 Consolidated government expenditure

R billion	2019/20 Revised	2020/21	2021/22	2022/23	Average annual growth 2019/20 – 2022/23
		Medium-term estimates			
Learning and culture	386.0	411.0	437.6	457.8	5.9%
Health	222.7	238.5	257.2	272.9	7.0%
Social development	277.1	295.6	312.9	331.3	6.1%
Community development	200.2	213.3	230.2	245.1	7.0%
Economic development	205.8	217.5	235.5	251.1	6.9%
Peace and security	214.3	224.9	233.5	243.8	4.4%
General public services	67.0	71.3	75.5	77.5	5.0%
Payments for financial assets	67.1	67.9	44.6	30.0	–
Total expenditure by function	**1 640.3**	**1 740.0**	**1 827.0**	**1 909.8**	**5.2%**
Debt-service costs	203.7	232.8	264.6	299.1	13.7%
Contingency reserve	–	6.0	6.0	6.0	–
Total expenditure	**1 844.1**	**1 978.7**	**2 097.5**	**2 214.9**	**6.3%**

Source: National Treasury

Additional information

The MTBPS includes five annexures:

- Annexure A contains the fiscal risk statement, which outlines events that could affect baseline projections for economic growth, revenue and spending.
- Annexure B presents data on the compensation of public-service employees.
- Annexure C discusses the status of Eskom's restructuring and government support to stabilise the utility.
- Annexure D presents technical information and data.
- Annexure E is the glossary.

Conclusion

The 2019 MTBPS proposals are intended to promote economic growth and fiscal sustainability. Doing both will require difficult decisions that can no longer be postponed.

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2019 MEDIUM TERM BUDGET POLICY STATEMENT This page was left blank intentionally. 10

2

Economic overview

In brief

- Economic growth is forecast to reach only 0.5 per cent in 2019, rising gradually to 1.7 per cent by 2022. This level of growth is far too low to support meaningful increases in employment and welfare.
- World economic growth is slowing – largely in response to mounting trade conflict – in both developed and developing economies. Global economic growth is the lowest it has been since the 2008 financial crisis.
- Inflation is expected to remain within the target band of 3 to 6 per cent over the medium term, while the current account deficit remains at 3.5 per cent. Investment is expected to recover gradually.
- Short- and medium-term reforms are urgently required to improve economic performance over the next several years. The discussion document released by the National Treasury in August 2019 put forward an approach to restore growth momentum.

Introduction

South Africa's economic growth continues to fall well short of what is needed to create jobs and raise living standards. The economy is now expected to grow by just 0.5 per cent in 2019, compared with 1.5 per cent forecast at the time of the 2019 Budget. Per capita gross domestic product (GDP) is expected to stagnate over the medium term.

Growth falls far short of what is needed to create jobs and boost living standards

Since 2013, as the global economy and most of our developing-country peers experienced a rebound in economic activity, South Africa's GDP growth trend has continued to decline. Failure to implement structural reforms and improve the composition and quality of spending meant that potential gains from persistent fiscal support were not realised. In turn, weak economic growth resulted in repeated revenue shortfalls, higher budget deficits and mounting government debt.

Government's overriding economic policy priority is to enact reforms that will enable South Africa to break from the spiral of anaemic growth and deteriorating public finances. At the same time, government is working to reverse the impact of state capture, rebuild the capacity of the public service and improve spending efficiency. These initiatives will take time to yield results. Government's economic reform agenda has been enhanced by debate around the discussion document titled *Economic Transformation, Inclusive Growth, and Competitiveness: Towards an*

Some short-term economic reforms do not require significant state capacity or legislative changes

11

2019 MEDIUM TERM BUDGET POLICY STATEMENT Economic Strategy for South Africa, which the National Treasury released in August 2019. A series of short-and medium-term reforms are required to promote investment and job creation. The growth puzzle: why so weak for so long? South Africa faces a number of structural problems that are well understood and are identified in the National Development Plan. These include high levels of inequality, spatial disparities, low levels of education, the uneven quality of public services and inadequate state capacity. Although a wide range of policies aim to address these problems, progress has been limited. Since 2013, global growth has risen steadily and global interest rates remained low. The exchange rate has depreciated – making South African exports cheaper – and bond yields have remained contained, signalling investor interest and confidence in South Africa. The Reserve Bank’s anchoring of inflation expectations has helped to support competitiveness. But economic growth has remained subdued. South Africa is experiencing its longest business cycle downturn since 1945. Business and consumer confidence remain near historical lows, and manufacturing capital stocks have fallen to decade lows. In this environment, there is little chance of the country’s 9.4 million unemployed adults finding a job. As a result, per capita incomes continue to stagnate in comparison with our peers. Poor growth performance results from structural challenges, economic shocks and uncertainty South Africa Algeria 2000s 3.6% 1980s 2.2% 1970s 3.3% 20 000 Brazil Costa Rica 1990s 0 1.8% Thailand Mauritius 5 000 Policy and political uncertainty have weighed on confidence, compounded by drought and electricity supply shocks. Inefficient and ineffective investment spending by Eskom and other state-owned companies has weighed on productivity growth and confidence. Poor outcomes in education have left young workers vulnerable. Relative competitiveness has declined because South Africa has not moved as rapidly as its peers, for example in reducing exporting costs (Figure 2.3). As Figure 2.4 shows, citizens in more competitive countries enjoy higher per capita income. 12 Percentage change 1960 1964 1968 1972 1976 1980 1984 1988 1992 1996 2000 2004 2008 2012 2016 Per capita GDP (PPP US$) Figure 2.1 Long-term GDP growthFigure 2.2 Comparative per capita incomes* 8 6 25 000 1960s 5.5% 4 2 1.4% 2010s 15 000 Botswana -2 10 000 -4 2007 2014 2019 2024 *Countries selected on basis of similar 2007 GDP per capita incomes to South Africa Source: National Treasury and Reserve BankSource: IMF World Economic Outlook, October 2019

CHAPTER 2: ECONOMIC OVERVIEW The current slowdown is particularly concerning because it is associated with a sharp decline in expected long-term average economic growth, from nearly 4 per cent before the global financial crisis to between 1 and 1.5 per cent most recently. Reversing these trends requires urgent action. Short-term boosts to economic activity will not resolve the fundamental problems underlying weak long-run growth. Long-term average growth has declined from nearly 4 per cent to between 1 and 1.5 per cent East Asia and Pacific Europe and North America 11 2 000 7 500 Raising expected long-run growth requires an increase in state capacity and economic competitiveness. Government has two main levers to raise competitiveness: • Macroeconomic policy supports higher long-term growth by ensuring low inflation and clarifying long-term fiscal choices, which serve to reduce the cost of borrowing and support investment. Sustainable fiscal policy is intended to address risk perceptions, lower borrowing costs and create room to respond to unforeseen shocks. Monetary policy has focused on ensuring low inflation and reducing long-term inflation expectations. The flexible exchange rate has been an important shock absorber for volatility. • Microeconomic policy supports higher long-term growth by ensuring a well-regulated, efficient business environment that encourages innovation and the creation of new businesses. Such reforms have been highlighted repeatedly in the medium-term strategic framework and forums such as the Jobs Summit, but remain mostly unrealised. Economic reforms to implement without delay Government has made progress on the measures that the President announced in September 2018. To support tourism, the Minister of Home Affairs has withdrawn the requirement for unabridged birth certificates for foreign minors. The electronic visa platform will be piloted in November 2019 and four more countries have been granted visa waivers, bringing the total to 82 of 193 United Nations members. Cabinet has approved a revised Integrated Resources Plan for energy, which provides certainty around government’s preferred energy mix. In addition, the final 13 Cost to export container (US$) Gross national income per capita (US$ 2018) Figure 2.3 Container export costs*Figure 2.4 Competitiveness and income 2 500 South AfricaSub-Saharan Africa Middle East and North Africa ColombiaSouth Africa Algeria 10 1 500 Brazil9 8 1 000 Costa Rica Serbia6 Dominican5 Republic30 40 50 60 70 80 90 0 ThailandGlobal Competitiveness Index 2009 2011 2015 (score 0-100)* *Countries selected on basis of similar 2007 GDP per capita incomes to South Africa*A score of 100 is most competitive Source: World Bank Ease of Doing BusinessSource: Global Competitiveness Report, 2018

2019 MEDIUM TERM BUDGET POLICY STATEMENT telecommunications policy directive for spectrum licensing was released in July 2019, providing a framework to enable the regulator to issue licences. While encouraging, further progress is required. The discussion document titled Economic Transformation, Inclusive Growth, and Competitiveness: Towards an Economic Strategy for South Africa, released in August 2019 by the National Treasury, presents an approach to boost potential growth. It focuses on areas which address our largest microeconomic binding constraints: Treasury’s economic reform proposals aim to boost competitiveness and job creation • Network industries, such as road, rail and telecommunications, need to be modernised and reformed so that lower costs and increased efficiency can improve business competitiveness. Export-focused reforms are needed to boost exports, employment and innovation, and enhance regional growth. Focused and flexible industrial and trade policy can support such reforms, alongside promoting labour-intensive sectors such as tourism and agriculture. Raising competition in the economy will make it easier for businesses – particularly small firms – to compete against large, dominant players. • • Ideally, these structural reforms would have been implemented during a period of strong cyclical growth, and with ample fiscal space. The country, however, cannot wait any longer. It typically takes between two and four years for reforms to bolster growth. The following reforms should be implemented without delay. They do not require significant state capacity, and should boost economic growth over the next two years: • Tourism: Accelerate progress on the Yamoussoukro open skies agreement to reduce the cost of flying to South Africa, and support tourism by cutting red tape and the regulatory burden for entrepreneurs and small businesses. Electricity: Finalise the granting of licences for small-scale power generation projects approved by the Minister of Energy. The fifth round of the Independent Power Producer (IPP) programme for renewable energy should begin, with estimated revenue gains of between R40 billion and R50 billion two to four years after the bid window is opened. Telecommunications: Issue guidelines and enforce open-access conditions to support the rapid expansion of fibre infrastructure. Costs of doing business: Develop a single platform to register a business and automate the deeds registry. • • • Other reforms also need to begin immediately, although they will likely only be completed over the medium term. These include reforms in modernising ports and rail; in water, rehabilitating municipal infrastructure linked to industrial activity; and in telecommunications, releasing spectrum to facilitate a licensing process over the next two years. Industrial policy should actively promote an export orientation, broadening the focus from state-led demand programmes such as local procurement. In trade policy, government should establish, alongside the private sector, Medium-term reforms may be completed in next three years if begun immediately 14

CHAPTER 2: ECONOMIC OVERVIEW

an automated licensing system for export documentation and improved border control procedures to meet global standards. Enhanced reciprocity can strengthen African market access and counter the impact of intensified overseas competition in manufactured goods markets.

Global outlook

Economic growth has weakened in both developed and developing countries. The International Monetary Fund (IMF) estimates that trade tensions will reduce growth by 0.8 percentage points in 2020, offset by supportive monetary policy. Expected growth in the euro area, which accounts for 23 per cent of all South African exports, has been revised down since January by 0.4 and 0.3 percentage points in 2019 and 2020 respectively, as uncertainty about the direction of Italy's finances and lower external demand in Germany reduced growth more than previously forecast. China's trend growth continues to slow, with important implications for resource exporters such as South Africa.

Marked slowdown in global growth has tangible consequences for South Africa

Table 2.1 Economic growth in selected countries

Region/country	2018	2019	2020	2021	2022-2024
Percentage	Actual	Average GDP (forecast)			
World	**3.6**	**3.0**	**3.4**	**3.6**	**3.6**
Advanced economies	**2.3**	**1.7**	**1.7**	**1.6**	**1.6**
United States	2.9	2.4	2.1	1.7	1.6
Euro area	1.9	1.2	1.4	1.4	1.3
United Kingdom	1.4	1.2	1.4	1.5	1.5
Japan	0.8	0.9	0.5	0.5	0.5
Developing countries	**4.5**	**3.9**	**4.6**	**4.8**	**4.8**
China	6.6	6.1	5.8	5.9	5.6
India	6.8	6.1	7.0	7.4	7.4
Brazil	1.1	0.9	2.0	2.4	2.4
Russia	2.3	1.1	1.9	2.0	1.9
Mexico	2.0	0.4	1.3	1.9	2.3
Sub-Saharan Africa	**3.2**	**3.2**	**3.6**	**3.7**	**4.1**
South Africa[1]	0.8	0.5	1.2	1.6	1.7

1. National Treasury forecasts. Note: Final numbers are for 2022
Source: IMF World Economic Outlook, October 2019, and IMF World Economic Outlook database

In response to the deteriorating growth outlook, central banks have either begun to reduce interest rates from already low levels, or to communicate they are less likely to raise rates. In Europe and Japan, long-term bonds are trading at negative interest rates.

The extremely low interest-rate environment in developed economies has supported a "hunt for yield" that has supported investment in developing-country government bonds and contained their borrowing costs. South Africa has benefited from this interest rate differential, although our performance compares unfavourably to peer countries. Compared to average 2018 levels, South Africa's risk premium – the additional amount that investors demand to compensate for perceived risk in the economy – has risen by about 0.3 percentage points, compared to an average decline of 0.3 percentage points in peer countries.

"Hunt for yield" has contained borrowing costs, but South Africa's risk premium has risen

Currency movements have been relatively subdued. Developing-country currencies have strengthened by 0.4 per cent since the start of the year.

Rand is 3.2 per cent lower against US dollar in 2019

15

2019 MEDIUM TERM BUDGET POLICY STATEMENT

The rand is 3.2 per cent lower compared to the US dollar, as domestic risks have weighed on investor sentiment.

Weak global growth has favoured precious metals prices as investors seek a safe haven, with strong purchases supporting gold and, to a lesser extent, platinum. Palladium prices have risen. Coal prices have fallen 33.8 per cent since January, while oil prices have risen 7 per cent.

Figure 2.5 Developing-economy risk premiums


EMs*
SA
Turkey
Brazil
Mexico
Percentage points
6.0
5.5
5.0
4.5
4.0
3.5
3.0
2.5
2.0
Jan 2019
Feb 2019
Mar 2019
Apr 2019
May 2019
Jun 2019
Jul 2019
Aug 2019
Sep 2019

Figure 2.6 Currency movements in peer economies


EMs* currency index
USD/ZAR
Index (100=January 2018)
110
105
100
95
90
85
80
Jan 2018
Mar 2018
May 2018
Jul 2018
Sep 2018
Nov 2018
Jan 2019
Mar 2019
May 2019
Jul 2019
Sep 2019

**Emerging markets*
Source: Bloomberg

Domestic outlook

South Africa's growth outlook has declined significantly since the 2019 Budget was tabled in Parliament. Growth in the first half of the year was flat, as the rebound in the second quarter offset the contractionary effects of power outages and prolonged strike action in the first quarter.

Treasury forecasts growth of 0.5 per cent in 2019, rising to 1.7 per cent in 2022

The National Treasury forecasts that growth will now be 0.5 per cent in 2019 and only 1.2 per cent in 2020. Given the fiscal deficit, borrowing costs are expected to remain elevated. Government projects a very gradual recovery in confidence. Replacement investment in key sectors will support modest employment, wage and investment gains over the medium term. The current account deficit is expected to remain at 3.5 per cent of GDP over the next three years, given low investment and import growth.

Table 2.2 Macroeconomic performance and projections

Calendar year	2017	2018	2019	2020	2021	2022
Percentage change	Actual		Estimate	Forecast		
Final household consumption	2.1	1.8	1.3	1.3	1.5	1.7
Final government consumption	0.2	1.9	1.8	1.8	1.1	0.6
Gross fixed-capital formation	1.0	-1.4	-0.8	0.8	1.3	1.8
Gross domestic expenditure	1.9	1.0	1.4	1.1	1.5	1.7
Exports	-0.7	2.6	-1.7	2.5	2.8	3.1
Imports	1.0	3.3	1.1	1.9	2.6	3.0
Real GDP growth	**1.4**	**0.8**	**0.5**	**1.2**	**1.6**	**1.7**
GDP inflation	5.3	3.9	4.8	4.9	4.9	4.8
GDP at current prices (R billion)	**4 654**	**4 874**	**5 132**	**5 449**	**5 804**	**6 187**
CPI inflation	5.3	4.7	4.3	4.9	4.8	4.8
Current account balance (% of GDP)	-2.5	-3.5	-3.4	-3.5	-3.5	-3.5

Source: National Treasury, Reserve Bank and Statistics South Africa

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CHAPTER 2: ECONOMIC OVERVIEW

Alternative scenarios

The National Treasury has modelled two alternative scenarios to the baseline economic forecast.

In Scenario A, if government proves unable to undertake sustainable reforms to the operations of state-owned companies, the resultant sharp rise in borrowing costs would reduce private investment, dampen confidence and employment, and lower household consumption. This in turn would result in a widening budget deficit and mounting debt. Growth would eventually recover to 1.4 per cent in 2022 as the economy adjusts to higher costs, but there would be a substantial loss of welfare and GDP per capita would decline.

Scenario B envisions successful implementation of a meaningful set of structural policy reforms. This would boost confidence, and lower the costs of living and doing business. In turn, this would generate incentives for business to invest and hire workers. Growth would rise to 2.4 per cent in 2022. A well-structured fiscal consolidation strategy could raise long-term growth further. As is the case internationally, the full benefits of growth-enhancing reforms would emerge over five to seven years, moving South Africa to a new trend growth level.

Macroeconomic assumptions

The forecast incorporates assumptions outlined in Table 2.3. The main changes since the 2019 Budget include upward revisions to the sovereign risk premium and iron ore, gold and platinum prices. Downward revisions were made to global growth, coal, oil and metals prices and real investment by public corporations.

Table 2.3 Assumptions used in the economic forecast

	2017	2018	2019	2020	2021	2022
Percentage change	Actual		Estimate		Forecast	
Global demand[1]	4.8	4.4	3.6	4.0	4.2	4.0
International commodity prices[2]						
Brent crude oil (US$ per barrel)	54.8	71.0	63.8	57.8	56.2	56.1
Gold (US$ per ounce)	1 257.7	1 269.3	1 397.8	1 523.9	1 545.5	1 564.8
Platinum (US$ per ounce)	950.4	880.7	861.7	919.2	939.5	960.2
Coal (US$ per ton)	77.3	93.1	71.4	69.8	73.1	75.8
Iron ore (US$ per ton)	70.6	66.4	90.7	74.2	68.6	66.3
Food inflation	6.9	3.6	3.5	5.3	4.7	5.0
Electricity inflation	4.7	5.2	9.8	10.3	7.5	7.0
Sovereign risk premium (percentage point)	2.7	3.1	3.2	3.3	3.2	3.1
Real public corporation investment	-11.7	-12.5	-1.7	0.5	1.6	2.0

1. Combined growth index of South Africa's top 15 trading partners (IMF World Economic Outlook, October 2019)
2. Source: Bloomberg futures prices as at 2 October 2019
Source: National Treasury

Risks to the growth outlook

Risks to the growth outlook remain skewed to the downside. Domestically, a prolonged under-recovery in investment and disruptions to electricity supply, as well as renewed labour unrest, could threaten activity. Operational underperformance and resultant bailout risks in state-owned companies, as well as concerns about an unsustainable fiscal trajectory, could further weaken the currency and raise the cost of borrowing.

Global risks include a larger than currently projected slowdown in growth due to intensified US-China trade tensions, prolonged Brexit uncertainty and a disorderly unwinding of monetary policy in advanced economies.

Household consumption

Consumption expenditure grew by 1 per cent in the first half of 2019 compared with the corresponding period of 2018. Although household

17

2019 MEDIUM TERM BUDGET POLICY STATEMENT

spending remains the main support for growth, spending on non-essential items has fallen dramatically due to rising unemployment, successive fuel price hikes and tax increases. Retailers are responding by keeping prices low and margins tight.

Mild pickup in consumption expected

A mild acceleration in consumption is forecast over the medium term as employment and income growth are expected to recover only gradually.

Investment

Investment contracted by 1.6 per cent in the first half of 2019, offset by a 15.2 per cent recovery in private-sector investment in the second quarter, partly linked to the fourth bid window of the IPP programme. Spending by government and state-owned companies continued to contract in the first half of 2019. Investment by state-owned companies has been constrained by lack of access to markets for borrowing, as well as processes to contain illegal and wasteful expenditure.

Gradual improvement in business confidence will support higher levels of investment

Low confidence and growth have weighed heavily on private investment activity. The forecast assumes a gradual improvement in confidence as well as the need to rebuild eroded capital stock. Investment from IPPs is likely to support private investment, particularly in the two outer years of the medium-term expenditure framework period. Commitments from the Investment Summit continue to be implemented.

Figure 2.7 Investment by asset type


Building
Construction works
Machinery and equipment
Other
0.15
0.10
0.05
0.00
-0.05
-0.10
-0.15
Per cent
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
*2019

**2019 figures reflect the first six months of the year*
Source: Reserve Bank and National Treasury calculations

Employment

The labour market remains extremely weak. The number of people employed has risen by 25 000 compared to a year ago. Although informal employment is 219 000 higher than a year ago, the trend towards informality in the context of low growth is of concern.

Official unemployment rate has increased to 29 per cent, up from 27 per cent a year ago

Weak job growth and an expanding labour force have seen the official unemployment rate increase from 27.2 per cent in June 2018 to 29 per cent in June 2019. The proportion of people unemployed for more

18

CHAPTER 2: ECONOMIC OVERVIEW than a year has risen to 71.5 per cent in the second quarter, up from 60.8 per cent in the second quarter of 2009. Average annual wage growth per worker in the private sector was 2.1 per cent in the first half of 2019, compared to 10.4 per cent in the public sector. Inflation Inflation pressures have been subdued in 2019, with inflation averaging 4.3 per cent from January to August, mainly due to weak demand. Within its flexible inflation-targeting mandate, the Reserve Bank is focused on anchoring inflation expectations at the midpoint of the 3 to 6 per cent target band. The repurchase (repo) rate stands at 6.5 per cent, after a 0.25 percentage point cut in July to support growth. Reserve Bank modelling suggests a further 0.25 percentage point cut in rates before the end of 2019. The Reserve Bank has expressed concerns about risks of global financial market disruptions, as well as the effect that a loss of confidence could have on the rand and inflation. Inflation is forecast to increase gradually as a result of electricity tariff hikes, and higher meat and grain prices. Administered price inflation remains high, with electricity and water producer price inflation reaching 14.6 per cent in July 2019. Reserve Bank is anchoring inflation expectations at midpoint of 3 to 6 per cent target band Sector performance and outlook Mining Despite second-quarter growth of 14.4 per cent, mining output in the first half of the year was still 3.3 per cent lower than in the first half of 2018. Production is expected to decline again in 2019, despite higher precious metals prices, as weak global demand and strikes weigh on production. The medium-term production outlook is constrained by lingering domestic regulatory uncertainty and slowing global economic growth, particularly in China, which is a large commodity importer. Lingering regulatory uncertainty and slower global growth constrain outlook for mining Agriculture Real agricultural output was 9.2 per cent lower in the first half of 2019 than in the corresponding period of 2018. Late plantings and patchy rainfall are expected to negatively affect grains, while herds recover following the outbreak of foot-and-mouth disease. Agricultural production is expected to receive a short-term boost from higher global prices in 2020, but the Growth in citrus and high-value produce expected to remain strong 19 The relationship between the repo rate and other interest rates Concerns about the cost of borrowing have led to a focus on the repo rate, which is set by the Reserve Bank. The repo rate is the “policy rate” that affects how interest rates are set across the economy. However, borrowing costs are influenced by a range of factors, including the creditworthiness of the borrower, inflation expectations, and the willingness of savers to place deposits in bank accounts or in the money market. As a result, the actual rates paid by consumers vary. Mortgages and vehicle loans tend to move alongside changes in the repo rate; unsecured loans by contrast tend to be linked to the policy rate only at the time of the loan being extended, thereafter the interest rate is fixed. If the repo rate moves down but the risks of lending have risen, for example with higher inflation or higher risk of default, lending rates will not decline. Government provides concessionary finance to improve access to finance through development finance institutions such as the Land Bank, the Development Bank of Southern Africa and the Small Enterprise Finance Agency.

2019 MEDIUM TERM BUDGET POLICY STATEMENT need to rebuild herds is likely to constrain total output over the medium term. Growth in citrus and other high-value produce such as macadamia nuts and avocados is forecast to remain strong over the period. Manufacturing Real manufacturing output in the first half of 2019 was 0.5 per cent higher than in the corresponding period of 2018. However, monthly production contracted in May and June 2019, and the seasonally adjusted Absa Purchasing Managers’ Index declined to 45.7 index points in August 2019. All sub-indices in the index are below the neutral 50 mark, including business conditions expected in six months. Weaker growth in Sub-Saharan Africa and Europe, together with rising competition and limited improvements in domestic competitiveness, are expected to weigh on demand over the medium term. Despite uptick in manufacturing output in first half, competitiveness concerns weigh on outlook Electricity Electricity sector output rose 3.2 per cent in the second quarter, suggesting some recovery, but is 0.9 per cent lower than a year ago. The energy availability factor from coal-fired power stations has continued to decline from 70.2 in September 2018 to 67.3 in September 2019. Looking ahead, continued maintenance problems, cost overruns and delays at Eskom pose risks to the outlook for electricity generation. Other sources of generation continue to grow: of the 91 active renewable energy IPP projects, 64 were in operation as at March 2019, adding 3 976 megawatts of power to the national grid. Once completed, the 27 IPP projects that are currently under construction are expected to add nearly 2.4 gigawatts to the grid. 27 IPP projects under construction expected to add nearly 2.4 gigawatts to national grid Financial and business services The financial and business services sector grew by 2.7 per cent in the first half of 2019, a major contributor to faster growth. The sector has been buoyed by banking activity and a rebound in equity market activity in the second quarter, which offset first-quarter declines. Conclusion The growth outlook is weak. Promoting faster, job-creating growth remains government’s central economic policy priority. A series of short-and medium-term interventions, if enacted now with speed and determination, can promote higher growth outcomes over the next several years. Promoting faster, job-creating growth remains government’s central economic policy priority 20

3

Fiscal policy

In brief

- The public finances have deteriorated since the 2019 Budget mainly due to lower growth and tax revenue, as well as increased support to state-owned companies. The consolidated deficit averages 6.2 per cent over the next three years, with debt projected to reach 71.3 per cent of GDP by 2022/23.
- Relative to the 2019 Budget, the MTBPS shows an increase in main budget non-interest spending of R23 billion in 2020/21 and a reduction of R8.2 billion in 2021/22. These net changes incorporate increased financial support to Eskom, the reversal of anticipated savings on compensation and reductions in other spending.
- To stabilise the debt-to-GDP ratio over the coming decade, large additional measures are needed. Government is proposing a fiscal target: a main budget primary balance, excluding financial support for Eskom, by 2022/23. This will require reductions to wage bill growth. Tax measures are also being considered.
- Eskom remains the major risk to the economy and public finances. To ensure its continued operation, Eskom receives R49 billion in the current year, and an expected R112 billion over the medium-term expenditure framework (MTEF) period. Additional support may be required, depending on progress in cost savings and institutional reform.

Introduction

South Africa's public finances have deteriorated since the 2019 Budget. Lower economic growth has resulted in sharp reductions in revenue projections, while fiscal pressures to stabilise Eskom and other state-owned companies in financial crisis have mounted.

The 2019 *Medium Term Budget Policy Statement* proposes a number of measures to respond to these shocks. Spending reductions amounting to R49.5 billion over the next two years have been identified, and non-interest expenditure growth is limited to CPI inflation in the outer year. Nevertheless, total spending increases in the current year and in 2020/21, mainly due to financial support for Eskom. The consolidated budget deficit averages 6.2 per cent of GDP over the next three years, while the debt-to-GDP ratio continues to rise.

To return the public finances to a sustainable position over the longer term requires large additional adjustments. Government proposes a fiscal target: achieve a main budget primary balance, excluding Eskom funding

21

2019 MEDIUM TERM BUDGET POLICY STATEMENT provisions, by 2022/23. This target is expected to result in debt stabilising by 2025/26. Stabilisation involves difficult decisions that imply short-term costs for the economy and the fiscus. Growth in government’s compensation bill will need to be reduced and additional revenue measures may be needed. The final shape of the adjustment will be announced at the time of the 2020 Budget. The consequences of not taking action, however, would be profound for South Africa. Over time, the country would likely face mounting debt-service costs and escalating interest rates that raise the cost of borrowing and squeeze out government’s ability to provide services. Flagging confidence would translate into lower investment and still-weaker economic growth, worsening the employment crisis, reducing tax revenue and causing government debt to balloon. There is no status quo option: difficult decisions must be taken Gross loan debt without financial support for Eskom 85 79.5 75.8 74.7 75.8 71.3 4 68.5 70.1 68.0 65 3 2 59.7 58.9 57.8 55 53.0 56.2 55.6 48.9 Non-interest spending Revenue 8.4 8.3 27 7 24 2.4 2.0 2.0 2.1 1 -0.2 Options to stabilise the public finances Despite large fiscal deficits over the past decade, in which South Africa’s debt-to-GDP ratio has risen sharply, economic growth has not rebounded. These deficits, which had provided some short-term support to the economy, are increasingly harmful to economic growth, leading to rising interest rates and uncertainty. As debt has mounted, a growing share of Deficit spending has failed to accelerate economic growth 22 Per cent of GDP Per cent of GDP 2006/07 2007/08 2008/09 2009/10 2010/11 2011/12 2012/13 2013/14 2014/15 2015/16 2016/17 2017/18 2018/19 2019/20 2020/21 2021/22 2022/23 2009/10 2010/11 2011/12 2012/13 2013/14 2014/15 2015/16 2016/17 2017/18 2018/19 Per cent of GDP Percentage change 2006/07 2007/08 2008/09 2009/10 2010/11 2011/12 2012/13 2013/14 2014/15 2015/16 2016/17 2017/18 2018/19 2019/20 2020/21 2021/22 2022/23 2015/16 2016/17 2017/18 2018/19 2019/20 2020/21 2021/22 2022/23 2023/24 2024/25 2025/26 2026/27 2027/28 Figure 3.1 Main budget balanceFigure 3.2 Gross debt-to-GDP outlook** 7 Interest payments Primary deficit 2019 Budget 6 Gross loan debt with financial support for Eskom 80.9 77.8 5 75 73.7 71.8 73.4 64.9 65.7 60.8 62.8 56.7 59.8 60.2 60.1 59.9 59.3 1 50.5 0 45 Figure 3.3 Main budget primary balance*Figure 3.4 Real main budget non-interest spending* 28 9 8 26 6 5 25 4 3 2 1.6 23 0 22 -1 *Excluding Eskom financial support and transactions in financial assets and liabilities **The assumptions underlying the long-term projections appear in Annexure D Source: National Treasury 7.0 7.2 6.3 4.9 3.3 1.7 1.4 0.8 1.4 4.1 2.3 1.0 2.4 2.2 1.6 1.3 1.0 1.0 3.7 0.5 3.5 3.3 3.0 3.1 2.7 2.8 2.5 2.2 2.3

CHAPTER 3: FISCAL POLICY

limited public resources has been absorbed by interest payments, which increasingly crowd out spending on social and economic investment.

Economic reform agenda can be implemented immediately

Options to stabilise the fiscus are becoming increasingly limited. Government's economic reform agenda will boost confidence and investment. However, these reforms are only expected to begin yielding results over the next several years, implying continued weakness in revenue collection over the period ahead.

Moreover, following several years of tax increases, revenue options are constrained. The tax-to-GDP ratio is close to its 2007/08 peak of 26.4 per cent. The 2019 Budget included R10 billion in tax increases for 2020/21. The tax policy measures to raise this amount will be announced in the 2020 Budget.

Past reductions to spending growth have fallen primarily on goods and services – a category that includes things like school books, and medical and food supplies – and capital budgets, which finance the construction of roads, dams, hospitals and water treatment plants. The space to reduce these budgets further is shrinking.

Figure 3.5 Breakdown of every R1 000 spent by economic classification, 2019/20*


Other expenditure R39
Post-school education and training transfers R42
Payments for capital assets R53
State-owned companies support and investments R54
Transfers to municipalities R74
Debt-service costs R115
Goods and services R135
Transfers to households R148
Compensation of employees R340

Figure 3.6 Average nominal growth in consolidated spending, 2011/12 — 2018/19


CPI inflation
Debt-service costs
Transfers and subsidies
Compensation of employees
Goods and services
Payments for capital assets
13.5
8.8
8.3
7
5.3
0
4
8
12
Per cent

**Spending at consolidated national and provincial government level*
Source: National Treasury

Relative to the 2019 Budget, main budget non-interest spending increases by R23 billion in 2020/21 and decreases by R8.2 billion in 2021/22. Spending additions include financial support for Eskom and the reversal of estimated savings from compensation measures and the reorganisation of government, which were announced in the 2019 Budget. In addition to the amounts allocated through the Special Appropriation Bill, R10 billion is provisionally allocated to Eskom in 2021/22. The main reductions made have been to goods and services and transfers, while wage growth is revised down marginally due to lower projected CPI inflation.

To improve spending composition and achieve reductions, lower growth in wage bill required

Narrowing the deficit and improving the composition of spending requires reductions in the growth of the wage bill, which accounts for 35 per cent of the consolidated budget. Salaries for civil servants have grown by about 40 per cent in real terms over the past decade. Options to be considered include pegging cost-of-living adjustments at or below CPI inflation, halting automatic pay progression and reviewing occupation-specific

23

2019 MEDIUM TERM BUDGET POLICY STATEMENT

dispensations for wages. Government has to discuss these matters with labour, and progress will be announced in the 2020 Budget.

Expenditure performance and outlook

In-year spending adjustments

Non-interest spending has increased by R23 billion in the current year, mainly due to a Special Appropriation Bill that allocates R26 billion to Eskom. Government has accommodated all other expenditure pressures within budget baselines.

Largest in-year spending adjustments are for Eskom, South African Airways and SABC

As shown in Table 3.1, additions to spending are offset by the use of the contingency reserve, provisional allocations, projected underspending and declared unspent funds. Additional funds include support to South African Airways (R5.5 billion) and the South African Broadcasting Corporation (SABC, R3.2 billion). Denel and South African Express receive funding amounting to R1.8 billion and R300 million, respectively.

Table 3.1 Revisions to non-interest expenditure for 2019/20

	R million
Non-interest expenditure (2019 Budget Review)	**1 456 500**
Upward expenditure adjustments	**44 527**
Budget Facility for Infrastructure projects and project preparation	630
Financial support to state-owned companies:	
Eskom Special Appropriation Bill	26 000
South African Airways	5 500
South African Broadcasting Corporation	3 200
Denel	1 800
South African Express	300
Self-financing[1]	1 655
Provisional downward adjustment not effected on compensation	4 800
Roll-overs	345
National Revenue Fund payments adjustment	224
Revision to members of Parliament remuneration	73
Downward expenditure adjustments	**(21 405)**
Declared unspent funds and revision to magistrates' salaries	(4 029)
Contingency reserve	(13 000)
Skills development levy	(182)
Provisional allocation not assigned to votes	(1 010)
National government projected underspending	(1 184)
Local government repayment to the National Revenue Fund	(2 000)
Revised non-interest expenditure (2019 MTBPS)	**1 479 622**
Change in non-interest expenditure from 2019 Budget	23 122
Change in non-interest expenditure excluding Eskom	(2 878)

1. Spending financed from revenue derived from departments' specific activities
Source: National Treasury

Medium-term expenditure outlook

Government proposes adjustments to main budget spending plans over the next two years. Relative to the 2019 Budget, total main budget non-interest expenditure increases by R23 billion in 2020/21, and decreases by R8.2 billion in 2021/22. These net changes include:

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CHAPTER 3: FISCAL POLICY

- Increases in non-interest spending of R45 billion and R22 billion over the next two years, mainly as a result of additional support to Eskom.
- Reductions of R21 billion in 2020/21 and R28.5 billion in 2021/22, mostly falling on goods and services, and current and capital transfers. Compensation is revised down marginally in line with lower CPI projections.

The expected savings on compensation announced in the 2019 Budget have been reversed. Compensation measures, which include early retirement without penalties, were anticipated to generate savings of R12 billion per year in 2020/21 and 2021/22. These measures will be included in a broader discussion between government and labour on future adjustments to wage bill growth.

Real non-interest spending grows by 1.2 per cent in 2020/21 and 0.1 per cent in 2021/22

In total, real main budget non-interest spending grows at 1.2 per cent in 2020/21, and 0.1 per cent in 2021/22. Government is constraining non-interest expenditure in the outer year to grow largely in line with CPI inflation. As a share of GDP, non-interest expenditure moderates from 28.4 per cent in 2020/21 to 27.4 per cent by 2022/23. This includes a contingency reserve amounting to R6 billion per year over the medium term.

Debt-service costs increase to 18.4 per cent of main budget revenue in 2022/23

Due to a wider deficit, weaker currency and higher interest rates, the cost of servicing government debt is expected to exceed 2019 Budget estimates by R1.5 billion in 2019/20, R8.7 billion in 2020/21 and R17.2 billion in 2021/22. An estimated 18.4 per cent of main budget revenue will be used to service debt in 2022/23 compared with 15 per cent in 2019/20.

Expenditure ceiling

Expenditure ceiling, which excludes Eskom, revised lower in medium term

The main budget expenditure ceiling provides an upper limit within which departments prepare their medium-term budgets. The ceiling has anchored fiscal policy since the 2012 Budget. In 2018/19, the expenditure ceiling was maintained. Compared with the 2019 Budget, the ceiling is lower by R2.9 billion in 2019/20, R9 billion in 2020/21 and R16.5 billion in 2021/22.

Eskom financial support in-year and over the MTEF period is classified as payments for financial assets and is excluded from the expenditure ceiling. Funding for other state-owned companies is included. Annexure D explains the technical adjustments in calculating the difference between non-interest spending and the expenditure ceiling.

Table 3.2 Main budget expenditure ceiling[1]

R million	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23
2017 MTBPS	1 141 978	1 233 722	1 316 553	1 420 408	1 524 222		
2018 Budget Review		1 232 678	1 315 002	1 416 597	1 523 762		
2018 MTBPS		1 225 455	1 314 865	1 416 597	1 523 762	1 630 026	
2019 Budget Review			1 310 156	1 407 595	1 502 052	1 607 758	
2019 MTBPS			**1 307 235**	**1 404 675**	**1 493 029**	**1 591 287**	**1 673 601**

1. The expenditure ceiling differs from main budget non-interest expenditure
The precise definition and calculation of the expenditure ceiling is contained in Annexure D
Source: National Treasury

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2019 MEDIUM TERM BUDGET POLICY STATEMENT

Revenue performance and outlook

Higher economic growth and improved performance by SARS are needed to improve revenue outcomes

Revenue estimates have been revised down steadily since 2014/15 as economic growth was lower than expected and inefficiencies and structural weaknesses at SARS affected collections. Measures to increase tax revenue have offset some of this decline, but the expected increase in collections has disappointed. Sustained higher economic growth, and a revitalised and effective SARS, are key to improved revenue outcomes over the medium term.

Table 3.3 Gross tax revenue

	2018/19			2019/20		
R billion	**Budget[1]**	**Outcome**	**Deviations**	**Budget[1]**	**Revised**	**Deviations**
Persons and individuals	497.5	492.1	-5.4	552.9	527.6	-25.3
Companies	218.4	212.0	-6.4	229.6	219.0	-10.6
Value-added tax	325.9	324.8	-1.2	360.5	348.4	-12.1
Dividend withholding tax[2]	30.3	29.9	-0.4	31.9	32.0	0.1
Specific excise duties	40.3	40.8	0.6	42.4	46.5	4.2
Fuel levy	75.4	75.4	-0.0	83.0	78.4	-4.6
Customs duties	55.6	55.0	-0.7	60.0	58.4	-1.7
Ad-valorem excise duties	4.2	4.2	0.0	4.5	4.3	-0.1
Other	54.6	53.5	-1.1	57.6	55.1	-2.4
Gross tax revenue	**1 302.2**	**1 287.7**	**-14.5**	**1 422.2**	**1 369.7**	**-52.5**

1. 2019 Budget figures
2. Includes secondary tax on companies
Source: National Treasury

Factors contributing to poor revenue performance

In 2018/19, government collected R57.3 billion less than projected in the 2018 Budget, and R14.5 billion less than set out in the 2019 Budget. This was the largest undercollection since 2009/10, following the global financial crisis. It was partly driven by large and unexpected once-off payments of VAT refunds in line with commitments in the 2018 MTBPS. The bulk of the 2018/19 shortfall resulted from weaker-than-expected economic growth in 2019.

Revenue shortfalls have a knock-on effect, widening gap between forecasts and outcomes in later years

Large shortfalls in a single year have a knock-on effect, widening the gap between forecasts and outcomes in subsequent years. Gross tax revenue needed to grow at 10.4 per cent this year to reach the 2019 Budget estimate. Due to the weak economy and base effects from unusually low VAT refund payments in the first half of 2018/19, revenue growth has been 3.7 per cent in the first half of 2019/20. The National Treasury expects revenue growth to accelerate to 6.4 per cent for the fiscal year.

Along with weaker economic growth, high and consistent VAT refund payments will result in a downward revision to the in-year revenue projection, which is now estimated at R52.5 billion lower than the 2019 Budget estimate. Revenue growth is weaker for a number of reasons, including:

- A poor employment outlook, with job losses, lower wage settlements and smaller bonuses reducing personal income tax collection.
- Reduced profitability in a difficult trading environment, resulting in lower-than-expected corporate income tax collections.

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CHAPTER 3: FISCAL POLICY

- Weak household consumption, which moderates the increase in domestic VAT collection.

New SARS Commissioner appointed and turnaround strategy expected to yield results over medium term

The Nugent Commission of Inquiry into SARS highlighted significant governance failures, the dismantling of critical organisational arrangements and the loss of experienced staff, which contributed to poor revenue collection in recent years. Under the new SARS Commissioner, the revenue authority is revitalising its operations, and performance is expected to improve significantly over the medium term. The SARS Large Business Centre, which focuses on major firms and high net-worth individuals, was officially reopened in October. The National Treasury will release a discussion document that reviews and proposes options to improve tax administration oversight by the 2020 Budget.

Medium-term revenue outlook

Tax revenue shortfall of R52.5 billion in current year

The 2018/19 revenue outcomes, persistently weak economic growth and downward revisions to expected growth in major tax bases all contribute to lower projected revenue growth over the medium term. As Table 3.4 shows, these assumptions produce gross tax revenue projections that fall short of the 2019 Budget estimates by R52.5 billion in 2019/20, R84 billion in 2020/21 and R114.7 billion in 2021/22.

Table 3.4 Revised revenue projections

R billion	2019/20	2020/21	2021/22	2022/23
2019 Budget	**1 422.2**	**1 544.9**	**1 670.4**	
Buoyancy	*1.31*	*1.17*	*1.08*	
Revised estimates	**1 369.7**	**1 460.9**	**1 555.7**	**1 658.2**
Buoyancy	*1.08*	*1.09*	*0.99*	*1.00*
Change since 2019 Budget	**-52.5**	**-84.0**	**-114.7**	

Source: National Treasury

Details on tax revenue and tax bases are in Table D.4 of Annexure D. No changes have been made to the anticipated buoyancies – which relate growth in tax revenue to growth in the underlying tax bases – for the major tax instruments.

Table 3.5 Medium-term revenue framework

	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23
R billion		**Outcome**		**Revised**		**Medium-term estimates**	
Gross tax revenue	**1 144.1**	**1 216.5**	**1 287.7**	**1 369.7**	**1 460.9**	**1 555.7**	**1 658.2**
Gross tax revenue growth	6.9%	6.3%	5.9%	6.4%	6.7%	6.5%	6.6%
Nominal GDP growth	7.1%	6.3%	4.7%	5.9%	6.1%	6.6%	6.6%
Buoyancy	*0.97*	*1.00*	*1.23*	*1.08*	*1.09*	*0.99*	*1.00*
Non-tax revenue	19.0	19.3	23.3	29.8	23.8	25.0	26.7
Southern African Customs Union[1]	-39.4	-56.0	-48.3	-50.3	-63.4	-62.2	-64.6
National Revenue Fund receipts[2]	14.2	16.6	12.0	9.9	4.7	7.0	7.6
Main budget revenue	**1 137.9**	**1 196.4**	**1 274.7**	**1 359.1**	**1 425.9**	**1 525.6**	**1 627.9**

1. Amount made up of payments and other adjustments
2. Mainly revaluation profits on foreign-currency transactions and premiums on loan transactions
Source: National Treasury

27

2019 MEDIUM TERM BUDGET POLICY STATEMENT

Payments to SACU partners revised down by R5.6 billion over next two years

The Southern African Customs Union (SACU) common revenue pool forms part of the National Revenue Fund and main budget calculations. Payments to SACU partners have been revised down by R2.4 billion in 2020/21 and R3.2 billion in 2021/22 compared with the 2019 Budget estimates. Details appear in Annexure D.

The 2019 Budget included R7 billion from the sale of non-core assets in 2019/20. There is a risk these sales will not be completed by the end of the financial year.

Fiscal framework

Main budget framework

Main budget revenue projected around 26 per cent of GDP over MTEF period

The main budget framework summarises spending financed from the National Revenue Fund. Main budget revenue is projected to remain around 26 per cent of GDP in the current year and over the MTEF period. Main budget expenditure is estimated to moderate to 32.1 per cent of GDP by 2022/23.

Table 3.6 Main budget framework

	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23
R billion/percentage of GDP		Outcome		Revised	Medium-term estimates		
Main budget revenue	1 137.9	1 196.4	1 274.7	1 359.1	1 425.9	1 525.6	1 627.9
	25.7%	*25.5%*	*25.9%*	*26.1%*	*25.8%*	*25.9%*	*25.9%*
Main budget expenditure	1 305.5	1 405.0	1 506.7	1 683.4	1 801.2	1 909.5	2 017.7
	29.5%	*29.9%*	*30.6%*	*32.3%*	*32.6%*	*32.4%*	*32.1%*
Non-interest expenditure	1 159.0	1 242.3	1 324.9	1 479.6	1 568.5	1 644.9	1 718.6
	26.2%	*26.4%*	*26.9%*	*28.4%*	*28.4%*	*27.9%*	*27.4%*
Debt-service costs	146.5	162.6	181.8	203.7	232.8	264.6	299.1
	3.3%	*3.5%*	*3.7%*	*3.9%*	*4.2%*	*4.5%*	*4.8%*
Main budget balance	-167.6	-208.6	-232.0	-324.3	-375.3	-383.9	-389.8
	-3.8%	*-4.4%*	*-4.7%*	*-6.2%*	*-6.8%*	*-6.5%*	*-6.2%*
Primary balance	-21.1	-46.0	-50.1	-120.5	-142.5	-119.3	-90.7
	-0.5%	*-1.0%*	*-1.0%*	*-2.3%*	*-2.6%*	*-2.0%*	*-1.4%*

Source: National Treasury

In 2019/20, the main budget deficit is estimated to widen to 6.2 per cent of GDP compared with the 2019 Budget estimate of 4.7 per cent, mainly due to lower nominal GDP, tax revenue shortfalls and financial support for Eskom. Over the next two years, lower revenue, additional financial support for Eskom and higher debt-service costs widen the main budget deficit by an average of 2.2 percentage points. The primary balance narrows over time, reaching 1.4 per cent of GDP in 2022/23.

Provision for Eskom support in the current year and over the MTEF period amounts to R161 billion

Provision for financial support for Eskom in the current year and over the medium term amounts to R161 billion. Excluding these provisions for Eskom, the main budget primary deficit improves by 0.9 percentage points to 1.4 per cent of GDP in 2019/20, and narrows to 1.1 per cent of GDP in 2022/23.

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Table 3.7 Main budget balances excluding financial support for Eskom

R billion/percentage of GDP	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23
	Outcome			Revised	Medium-term estimates		
Main budget balance	**-167.6**	**-208.6**	**-232.0**	**-274.0**	**-313.0**	**-340.3**	**-353.0**
	-3.8%	*-4.4%*	*-4.7%*	*-5.3%*	*-5.7%*	*-5.8%*	*-5.6%*
Primary balance	**-21.1**	**-46.0**	**-50.1**	**-71.5**	**-86.5**	**-86.3**	**-67.7**
	-0.5%	*-1.0%*	*-1.0%*	*-1.4%*	*-1.6%*	*-1.5%*	*-1.1%*

Source: National Treasury

Consolidated budget framework

The consolidated budget includes the main budget and spending financed from revenues raised by provinces, social security funds and public entities.

Table 3.8 Consolidated budget balance

R billion	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23
	Outcome			Revised	Medium-term estimates		
Main budget	-167.6	-208.6	-232.0	-324.3	-375.3	-383.9	-389.8
Social security funds	8.2	9.3	5.8	8.7	5.3	5.4	5.6
Public entities	6.4	11.5	17.1	9.8	8.0	8.4	8.4
Provinces	-2.5	0.8	1.9	–	1.9	2.3	2.0
RDP Fund	-0.2	-0.3	-0.2	-0.4	-0.1	-0.1	–
Consolidated budget balance	**-155.7**	**-187.3**	**-207.5**	**-306.2**	**-360.2**	**-367.9**	**-373.7**
Percentage of GDP	*-3.5%*	*-4.0%*	*-4.2%*	*-5.9%*	*-6.5%*	*-6.2%*	*-5.9%*

Source: National Treasury

Estimates for social security funds for the period 2019/20 to 2021/22 will be updated in the 2020 Budget. Data for provinces has been revised in line with tabled provincial budgets and annual financial statements. Estimates for public entities have been updated compared to the 2019 Budget.

Public entities, social security funds and provinces are projected to have a combined cash surplus in the current year and over the medium term, partially offsetting the main budget deficit. The in-year estimate for the consolidated budget deficit is now at 5.9 per cent of GDP compared with 4.5 per cent of GDP in the 2019 Budget. Over the next two years, the consolidated budget deficit is projected to be 2.2 percentage points wider than the 2019 Budget estimates.

Financing and debt management strategy

Weak economic growth and the deteriorating fiscal position have affected government's borrowing strategy. South Africa's sovereign credit rating has also come under pressure. Interest rate changes and exchange rate depreciation have increased borrowing costs.

Borrowing costs have increased, but debt portfolio remains within strategic benchmarks

Government's debt portfolio is structured to accommodate changes in the fiscal stance, and minimise debt-service costs and refinancing risk. Debt management is informed by strategic portfolio risk benchmarks for interest, inflation, currency and refinancing. Despite rising debt, government remains within all its strategic portfolio risk benchmarks.

29

2019 MEDIUM TERM BUDGET POLICY STATEMENT

Table 3.9 Total national government debt

End of period	2018/19	2019/20	2020/21	2021/22	2022/23
R billion	Outcome	Revised	Medium-term estimates		
Domestic loans[1]	**2 497.1**	**2 849.2**	**3 229.0**	**3 624.1**	**4 026.3**
Short-term	324.6	370.6	407.6	457.6	515.6
Long-term	2 172.5	2 478.6	2 821.4	3 166.5	3 510.7
Fixed-rate	*1 604.8*	*1 833.1*	*2 076.3*	*2 370.9*	*2 596.0*
Inflation-linked	*567.7*	*645.5*	*745.1*	*795.6*	*914.7*
Foreign loans[1]	**291.3**	**318.4**	**361.8**	**411.6**	**451.4**
Gross loan debt	**2 788.4**	**3 167.6**	**3 590.8**	**4 035.7**	**4 477.7**
Less: National Revenue Fund bank balances	-243.1	-243.6	-232.7	-235.4	-234.7
Net loan debt[2]	**2 545.3**	**2 924.0**	**3 358.1**	**3 800.3**	**4 243.0**
As percentage of GDP:					
Gross loan debt	*56.7%*	*60.8%*	*64.9%*	*68.5%*	*71.3%*
Net loan debt	*51.7%*	*56.1%*	*60.7%*	*64.5%*	*67.5%*

1. Estimates include revaluations based on National Treasury's projections of inflation and exchange rates
2. Net loan debt is gross loan debt minus the bank balances of the National Revenue Fund
Source: National Treasury

Gross loan debt to increase from 60.8 per cent of GDP in 2019/20 to 71.3 per cent in 2022/23

Gross loan debt is expected to increase from R3.2 trillion or 60.8 per cent of GDP in 2019/20 to R4.5 trillion or 71.3 per cent of GDP in 2022/23, mainly to finance the budget deficit. The key drivers of this increase remain the budget balance and fluctuations in the interest, inflation and exchange rates.

Table 3.10 National government gross borrowing requirement and financing

R billion	2018/19 Outcome	2019/20 Revised	2020/21	2021/22	2022/23
			Medium-term estimates		
Gross borrowing					
Main budget balance	**-232.0**	**-324.3**	**-375.3**	**-383.9**	**-389.8**
Redemptions	**-15.5**	**-69.9**	**-65.2**	**-64.1**	**-128.2**
Domestic long-term loans	-13.5	-19.5	-52.5	-59.7	-112.7
Foreign loans	-2.0	-50.4	-12.7	-4.4	-15.5
Total	**-247.5**	**-394.2**	**-440.5**	**-448.0**	**-518.0**
Financing					
Domestic short-term loans (net)	**14.1**	**46.0**	**37.0**	**50.0**	**58.0**
Domestic long-term loans	**183.0**	**284.1**	**343.0**	**353.9**	**407.4**
Foreign loans	**25.3**	**76.1**	**45.5**	**46.4**	**54.2**
Change in cash and other balances	**25.1**	**-12.0**	**15.0**	**-2.3**	**-1.6**
Total	**247.5**	**394.2**	**440.5**	**448.0**	**518.0**

Source: National Treasury

Government's gross borrowing requirement — consisting of the budget deficit and maturing debt — is expected to increase from 7.6 per cent of GDP in 2019/20 to 8.2 per cent of GDP in 2022/23. It will be financed by raising funds in both the domestic and international capital markets. Domestic debt issuances will remain the major source of financing.

During 2019, government increased auction levels and borrowing from the Corporation for Public Deposits to cover cash flow pressures, provide financial support for Eskom – as announced in the 2019 Budget and in the Special Appropriation Bill – and provide for anticipated revenue shortfalls.

30

CHAPTER 3: FISCAL POLICY As a result, no further adjustments to domestic bond auction levels were needed to provide for the higher MTBPS gross borrowing requirements. Risks to the fiscal outlook There are three main risks to the fiscal outlook: Economic growth, failure to achieve spending reductions and contingent liabilities are main risks • A continued deterioration in the economic outlook would have negative consequences for revenue collection, putting pressure on fiscal plans. A failure to achieve the required spending reductions and revenue increases from measures announced in the 2019 Budget would widen the budget deficit and lead to still-higher levels of government debt. A worsening of Eskom’s financial and operational position. Annexure C discusses the restructuring of the utility. Government is working to stabilise the finances of financially distressed state-owned companies, improve their operations and eliminate continuous calls for additional public resources. • • Annexure A contains the fiscal risk statement, which examines factors that could cause deviations from the baseline fiscal forecast, as well as the sustainability of longer-term commitments. Conclusion Government remains committed to fiscal sustainability, but there has been significant fiscal deterioration since the tabling of the 2019 Budget. This requires substantial spending reductions to stabilise debt. Measures to manage and reduce public-sector pressures and risks will be implemented over the medium term. Fiscal policy and the debt management strategy will work to mitigate risks to the outlook. 31

2019 MEDIUM TERM BUDGET POLICY STATEMENT This page was left blank intentionally. 32

4

Expenditure priorities

In brief

- Consolidated government spending is expected to total R6.3 trillion over the medium term expenditure framework (MTEF) period, growing from R1.8 trillion in 2019/20 to R2.2 trillion in 2022/23 at an average annual growth rate of 6.3 per cent.
- Since the 2019 Budget, upward revisions to main budget non-interest spending amount to R45 billion in 2020/21 and R22 billion in 2021/22, mainly reflecting additional support for Eskom. Downward revisions amount to R21 billion in 2020/21 and R28.5 billion in 2021/22. In 2022/23, baselines are constrained to grow marginally below consumer price index (CPI) inflation.
- Learning and culture, social development and health receive the largest allocations, amounting to R3 trillion over the next three years. Without further fiscal measures, spending on debt-service costs is expected to outpace spending in areas such as health and community development by 2022/23.

Introduction

Medium-term spending plans have been developed in the context of slow growth, rising public debt and large revenue shortfalls. As discussed in Chapter 3, higher debt and debt-service costs limit the availability of funds to implement policy priorities. Critical obligations, cost pressures and policy priorities have been met through a combination of reallocations and reprioritisation within and across function groups.

Relative to the 2019 Budget, total main budget non-interest expenditure increases by R23 billion in 2020/21, and decreases by R8.2 billion in 2021/22. These net changes mainly reflect:

- Non-interest spending increases of R45 billion and R22 billion over the next two years, mainly as a result of additional support for Eskom.
- Reductions of R21 billion in 2020/21 and R28.5 billion in 2021/22, mostly falling on goods and services, and current and capital transfers. Compensation of employees is revised down marginally in line with lower CPI projections.

In 2022/23, baselines are constrained to grow marginally below CPI inflation.

33

2019 MEDIUM TERM BUDGET POLICY STATEMENT Excluding Eskom support, national and provincial spending on goods, services and infrastructure is reduced by 2 per cent per year over the next two years. The same rate of reduction is proposed for transfers to most public entities. Conditional grants account for about half of the total reductions. Further reductions, focused on compensation budgets, will be required to stabilise government’s finances. Details will be announced in the 2020 Budget Review. The worsening fiscal situation requires spending reductions in every department, including public entities. These reductions may affect operations, commitments, programme outcomes, capital investment and services. Departments, provinces and municipalities are encouraged to offset lower budgets with greater efficiency and adhere to cost-containment measures. Excluding debt-service costs, the largest allocations are to learning and culture, health and social development over the MTEF period. The poverty-reducing effects of government spending will be threatened without efforts to manage interest costs, the pressure on goods and services and financial challenges in state-owned companies. Baseline spending, excluding Eskom, reduced by 2 per cent per year in national and provincial departments Learning and culture, health and social development receive largest share of non-interest spending Expenditure priorities and spending pressures Consolidated government spending is expected to increase from R1.8 trillion in 2019/20 to R2.2 trillion in 2022/23, at an average annual growth rate of 6.3 per cent. Non-interest expenditure is expected to grow at the same rate as inflation in 2022/23. Consolidated spending rises from R1.8 trillion in 2019/20 to R2.2 trillion in 2022/23 Economic development Social development The learning and culture function will receive the largest allocation of funds over the MTEF period, mainly for basic and post-school education and training. More than 60 per cent of the funds allocated to the social development function are allocated for social grant payments. By 2022/23, spending on debt-service costs is expected to exceed spending in areas such as health and economic development. 34 Figure 4.1 Average nominal growth in spending,Figure 4.2 Consolidated government expenditure 2020/21 – 2022/23by function, 2020/21 – 2022/23 Debt-service costs Learning and culture Health Social development Community development Debt-service costs Health Economic development Peace and security Learning and culture Community development General public services General public services Peace and security Contingency reserve 0 2 4 6 8 10 12 14 0 300 600 900 1 200 Per cent R billion Source: National Treasury 1 306 940 796 769 704 702 689 224 18 13.7 7.0 7.0 6.9 6.1 5.9 5.0 4.4

CHAPTER 4: EXPENDITURE PRIORITIES

Table 4.1 Consolidated expenditure by function[1]

R billion	2018/19 Outcome	2019/20 Revised	2020/21	2021/22	2022/23	Average annual growth 2019/20 – 2022/23
			Medium-term estimates			
Learning and culture	**348.7**	**386.0**	**411.0**	**437.6**	**457.8**	**5.9%**
Basic education	246.1	262.8	279.5	300.1	315.7	6.3%
Post-school education and training	92.4	111.9	120.0	125.5	129.5	5.0%
Arts, culture, sport and recreation	10.2	11.4	11.5	12.0	12.7	3.8%
Health	**209.7**	**222.7**	**238.5**	**257.2**	**272.9**	**7.0%**
Peace and security	**198.2**	**214.3**	**224.9**	**233.5**	**243.8**	**4.4%**
Defence and state security	47.8	50.9	52.2	50.5	52.7	1.2%
Police services	97.0	104.8	111.3	117.9	123.6	5.7%
Law courts and prisons	44.9	48.7	52.1	55.2	57.7	5.8%
Home affairs	8.5	10.0	9.4	9.9	9.9	-0.3%
Community development	**187.7**	**200.2**	**213.3**	**230.2**	**245.1**	**7.0%**
Economic development	**192.3**	**205.8**	**217.5**	**235.5**	**251.1**	**6.9%**
Industrialisation and exports	32.5	36.8	39.1	44.0	46.2	7.9%
Agriculture and rural development	29.6	30.3	30.9	32.4	34.4	4.3%
Job creation and labour affairs	20.4	22.7	24.8	26.9	28.4	7.7%
Economic regulation and infrastructure	95.0	99.0	105.0	113.9	123.1	7.5%
Innovation, science and technology	14.9	17.0	17.7	18.3	19.0	3.9%
General public services	**64.4**	**67.0**	**71.3**	**75.5**	**77.5**	**5.0%**
Executive and legislative organs	13.9	16.0	16.5	17.2	18.1	4.2%
Public administration and fiscal affairs	42.6	43.4	46.8	50.1	50.8	5.4%
External affairs	7.9	7.6	8.0	8.2	8.6	4.2%
Social development	**254.1**	**277.1**	**295.6**	**312.9**	**331.3**	**6.1%**
Social protection	189.8	206.8	219.9	235.3	252.1	6.8%
Social security funds	64.3	70.3	75.6	77.5	79.3	4.1%
Payments for financial assets	**15.9**	**67.1**	**67.9**	**44.6**	**30.0**	**–**
Allocated by function	**1 471.0**	**1 640.3**	**1 740.0**	**1 827.0**	**1 909.8**	**5.2%**
Debt-service costs	181.8	203.7	232.8	264.6	299.1	13.7%
Contingency reserve	–	–	6.0	6.0	6.0	–
Consolidated expenditure	**1 652.8**	**1 844.1**	**1 978.7**	**2 097.5**	**2 214.9**	**6.3%**

1. Consisting of national and provincial departments, social security funds and public entities
Source: National Treasury

Combating gender-based violence and femicide

Government is stepping up its efforts to combat high rates of gender-based violence and femicide in South Africa. Following a joint sitting of Parliament, the departments of justice and constitutional development, basic education, police, higher education and training, sports, arts and culture, and social development are integrating their interventions to promote awareness and education, support victims and increase access to justice.

In 2019/20, funded government programmes such as life-skills education, subsidies for shelters, Thuthuzela care centres and sexual offences courts support these goals. Over the three-year spending period ahead, funds are added to the provincial equitable share to combat gender-based violence.

Over the medium term, improved and broadened access to services, and greater cooperation between departments and those responsible for service delivery, would assist. Departments will continue to engage with the Interim Steering Committee on Gender-Based Violence and Femicide to implement responses quickly and prioritise resources effectively.

35

2019 MEDIUM TERM BUDGET POLICY STATEMENT

Table 4.2 Consolidated expenditure by economic classification[1]

R billion	2018/19 Outcome	2019/20 Revised	2020/21	2021/22	2022/23	Average annual growth 2019/20 – 2022/23
			Medium-term estimates			
Current payments	**1 006.6**	**1 093.8**	**1 181.0**	**1 275.6**	**1 363.9**	**7.6%**
Compensation of employees	584.7	630.7	675.2	717.6	758.5	6.3%
Goods and services	233.4	252.2	264.3	284.9	297.3	5.6%
Interest and rent on land	188.5	211.0	241.4	273.1	308.0	13.5%
of which: debt-service costs	*181.8*	*203.7*	*232.8*	*264.6*	*299.1*	*13.7%*
Transfers and subsidies	**548.8**	**593.0**	**626.3**	**665.5**	**700.3**	**5.7%**
Provinces and municipalities	129.5	136.3	144.2	155.3	165.2	6.6%
Departmental agencies and accounts	26.0	27.9	29.1	30.4	29.8	2.2%
Higher education institutions	38.9	46.4	47.6	49.4	50.8	3.1%
Foreign governments and international organisations	2.4	2.4	2.5	2.5	2.5	2.3%
Public corporations and private enterprises	32.5	35.0	34.6	39.0	41.7	6.1%
Non-profit institutions	35.1	38.0	40.8	43.3	45.4	6.1%
Households	284.4	307.0	327.6	345.7	364.8	5.9%
Payments for capital assets	**81.5**	**90.1**	**97.6**	**105.8**	**114.7**	**8.4%**
Buildings and other capital assets	65.3	70.1	75.1	82.6	89.6	8.5%
Machinery and equipment	16.2	20.0	22.5	23.3	25.1	7.8%
Payments for financial assets	**15.9**	**67.1**	**67.9**	**44.6**	**30.0**	**–**
Total	**1 652.8**	**1 844.1**	**1 972.7**	**2 091.5**	**2 208.9**	**6.2%**
Contingency reserve	–	–	6.0	6.0	6.0	–
Consolidated expenditure	**1 652.8**	**1 844.1**	**1 978.7**	**2 097.5**	**2 214.9**	**6.3%**

1. Consisting of national and provincial departments, social security funds and public entities
Source: National Treasury

In-year spending adjustments

In-year spending additions amount to R44.5 billion, including R26 billion allocated to Eskom

The Public Finance Management Act (1999) allows in-year changes to the main budget through the adjustments budget. Relative to the 2019 Budget, total main budget non-interest expenditure for 2019/20 increases by a net amount of R23.1 billion. This includes in-year additions to spending amounting to R44.5 billion, partially offset by downward adjustments of R21.4 billion. Additions to spending include:

- R26 billion in the Special Appropriation Bill for Eskom
- R5.5 billion for South African Airways
- R3.2 billion for the South African Broadcasting Corporation
- R1.8 billion for Denel
- R429.8 million approved through the Budget Facility for Infrastructure for student housing
- R300 million for South African Express Airways.

Excluding financial support for Eskom, main budget non-interest spending is reduced by R2.9 billion in 2019/20, mainly due to declared savings by national departments.

The adjustments to in-year spending for national departments are set out in the 2019 *Adjusted Estimates of National Expenditure*. Changes to

36

CHAPTER 4: EXPENDITURE PRIORITIES conditional grants are included in the 2019 Division of Revenue Amendment Bill. Revised provincial appropriations will be tabled in provincial legislatures before the end of the current financial year. Spending priorities by function group Learning and culture Over the medium term, spending in the basic education sector will continue to focus on eradicating pit latrines and unsafe school structures, providing learner and teacher support materials, and improving early-grade reading and mathematics. Coding and robotics will be introduced into the basic education curriculum. The Department of Higher Education and Training bursary programme for poor and working-class students dominates spending in the post-school education and training sector. The department is developing a student funding framework that will clarify food, book, transport and accommodation allowances. Over the MTEF period, the sector will focus on improving throughput rates at universities and technical and vocational education and training (TVET) colleges by expanding student support services, improving lecturer qualifications through new hiring and training, and testing new approaches to contact and online learning. In 2019/20, the Student Housing Infrastructure Programme receives funds to construct student housing at the universities of Limpopo and North West, and King Hintsa TVET college. This is part of a larger project, funded by the Department of Higher Education and Training, and public universities and TVET colleges, to provide 300 000 new beds at these institutions over the next 10 years. Bursary programme for poor and working-class students dominates spending Health The health function priority is to improve the efficiency of service delivery. Measures being undertaken include improving the management of patient records, for example by rolling out the health patient registration system to streamline management processes in health facilities. Following the introduction of the National Health Insurance (NHI) Bill in Parliament earlier this year, the Department of Health reprioritised funds within its 2019/20 budget to establish an NHI Office. Over the medium term, this office will receive increasing allocations for its operational costs. Department of Health reprioritised funds to establish NHI Office 37 Updated cost estimates for national health insurance The NHI policy aims to provide healthcare more equitably in South Africa. Originally, NHI costs were projected to increase public health spending from about 4 per cent to 6 per cent of GDP over 15 years. However, given the macroeconomic and fiscal outlook, the estimates to roll out NHI that were published in the NHI Green Paper in 2011 and White Paper in 2017 are no longer affordable. The National Treasury assisted the Department of Health to develop an actuarial model with updated fiscal costs and limited policy reforms to strengthen the current healthcare system. The revised model estimates that rolling out NHI would require an additional R33 billion annually from 2025/26. These amounts are not budget commitments but indicative cost estimates.

2019 MEDIUM TERM BUDGET POLICY STATEMENT Social development This function is responsible for critical programmes aimed at reducing poverty, such as social grants. Over the medium term, work on early childhood development is a priority. Higher allocations to the early childhood development grant in provinces will increase the per-child subsidy and broaden access. This increase will be financed through funds reprioritised from the transfer payment to the South African Social Security Agency (SASSA). Funds will be reprioritised to the provincial equitable share to continue rolling out sanitary towels to learners from low-income households in the poorest (quintiles 1, 2 and 3) schools. Increased allocations to early childhood development to broaden access and raise per-child subsidy Community development This function funds access to water, sanitation, electricity and shelter for households, and subsidises the cost of public transport. Its largest component, the local government equitable share, will increase over the medium term to fund free basic services and some administrative costs in municipalities. The Vaal River System is a strategic water asset for industrial, commercial, agricultural and domestic use. Over the medium term, funds will be reprioritised from the human settlements development grant, the urban settlements development grant, the municipal infrastructure grant, the regional bulk infrastructure grant and the water services infrastructure grant to protect water quality by restoring and upgrading wastewater infrastructure at Emfuleni municipality. Providing quality, affordable and accessible public transport for poor and working-class commuters remains a priority. Transfers to the Passenger Rail Agency of South Africa will continue to fund rail modernisation. In May 2019, the President announced changes to the organisation of government to improve coordination and efficiency. These changes mainly entailed establishing new departments by merging or splitting existing departments, and transferring functions between departments. Work is under way to implement all the changes by 1 April 2020. Economic development This function group aims to create jobs and increase inclusive and sustainable economic growth. Over the medium term, it focuses on agriculture, land reform, innovation and industrial development. Government will reprioritise funding over the medium term, including from the comprehensive agricultural support programme grant, to increase compliance with biosecurity, animal and plant health, and phyto-sanitary and sanitary standards to improve trade in agricultural exports. Since 1994, government has spent about R41 billion on the Land Restitution Programme to return about 3.5 million hectares of land to rightful owners. Over the medium term, funds will be allocated to improve post-settlement support in collaboration with agricultural commodity organisations. 38

CHAPTER 4: EXPENDITURE PRIORITIES As announced in the June 2019 State of the Nation Address, government will strengthen the Industrial Parks Revitalisation Programme with reprioritised funds to develop local economies through industrial parks. Furthermore, the Department of Small Business Development will implement a new operational model to improve its support to small and medium-sized enterprises. Funds reprioritised to develop local economies through industrial parks Peace and security This function aims to fight crime and ensure territorial integrity. Over the medium term, its priorities are to improve efficiency and integrate interventions across different departments and entities within the justice, crime prevention and security cluster. From the 2020 MTEF period onwards, funding will be reallocated from the South African Police Service to other departments and entities within this function to implement the Integrated Criminal Justice Strategy. Some of these funds will be used to improve prosecution capacity, including for the sexual offences and community affairs unit that focuses on gender-based violence. In addition, funds will be used to finance various corruption-fighting units and to combat cybercrime. Funds will also be reallocated to the Directorate for Priority Crime Investigation to appoint additional investigators to address the backlog of corruption cases, and to the departments of defence and home affairs to enhance border security. Funds reallocated to improve prosecution capacity, fight corruption and combat cybercrime General public services This function group aims to build a professional state to transform and develop South Africa. Over the medium term, additional allocations are proposed for the South African Revenue Service to rebuild capacity, improve operations, and implement critical projects and recommendations from the Nugent Commission. Additional funding is also proposed for the Auditor-General of South Africa to support audits in financially distressed municipalities and entities. Further support is recommended in 2020/21 for Statistics South Africa to conduct a survey to update the CPI basket of goods and services in line with international standards. Additional funding proposed to support audits for financially distressed municipalities and entities Division of revenue Provincial and municipal governments face multiple pressures over the period ahead. Provinces are expected to provide schooling for growing learner populations and improve health services before NHI is implemented. Local government is expected to continue to expand access to free basic services for poor households, while ensuring that those who can afford to pay for services do so, even in a difficult economic environment. Although transfers from national government will grow more slowly than in the past, planned reforms to the transfer system aim to improve efficiency in the use of these resources. Over the medium term, government proposes to allocate 48.1 per cent of available non-interest expenditure to national departments, 43 per cent to provinces and 8.9 per cent to local governments. Over this period, national 39

2019 MEDIUM TERM BUDGET POLICY STATEMENT

government resources grow at an annual average of 2.3 per cent, provincial resources by 6.1 per cent and local government resources by 6.2 per cent.

Managing the impact of reductions in planned expenditure

2 per cent reduction per year in non-compensation spending in provincial equitable share

The 2020 MTEF includes large reductions in planned transfers to provinces and municipalities relative to the 2019 MTEF. Provincial transfers will be reduced by R20.3 billion over the MTEF period. The provincial equitable share is reduced by R7.3 billion through a 2 per cent reduction on all non-compensation spending per year. Reductions in compensation, based on the outcome of discussions with labour, are expected to be implemented in future. Direct conditional grants are reduced by a net R13 billion, as the reduction of R15.2 billion is partly offset by reprioritisations of R2.2 billion.

Table 4.3 Division of revenue framework

	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23
R billion		**Outcome**		**Revised**		**Medium-term estimates**	
Division of available funds							
National departments	**555.7**	**592.7**	**634.4**	**742.8**	**757.4**	**766.2**	**796.2**
Provinces	**500.4**	**538.6**	**572.0**	**612.8**	**651.5**	**694.8**	**731.1**
Equitable share	410.7	441.3	470.3	505.6	541.0	576.7	607.6
Conditional grants	89.7	97.2	101.7	107.3	110.5	118.2	123.5
Local government	**102.9**	**111.1**	**118.5**	**127.2**	**132.4**	**143.0**	**152.2**
Equitable share	50.7	55.6	60.8	69.0	74.7	81.1	87.2
General fuel levy sharing with metropolitan municipalities	11.2	11.8	12.5	13.2	14.0	15.2	16.1
Conditional grants	40.9	43.7	45.3	45.1	43.7	46.8	49.0
Provisional allocations not assigned to votes	–	–	–	–	21.2	34.9	33.1
Projected underspending	–	–	–	-3.2	–	–	–
Total	**1 159.0**	**1 242.3**	**1 324.9**	**1 479.6**	**1 562.5**	**1 638.9**	**1 712.6**
Percentage shares							
National departments	48.0%	47.7%	47.9%	50.1%	49.1%	47.8%	47.4%
Provinces	43.2%	43.3%	43.2%	41.3%	42.3%	43.3%	43.5%
Local government	8.9%	8.9%	8.9%	8.6%	8.6%	8.9%	9.1%

Source: National Treasury

Transfers to local government will be reduced by R20.5 billion, including R3.2 billion from the local government equitable share and R17.3 billion in direct conditional grants. These reductions are likely to affect service delivery, particularly through delays in building infrastructure. Reductions in the local government equitable share will be absorbed through amounts of R1 billion in 2020/21 and R1.1 billion in 2021/22 set aside as unallocated funds in the 2019 Budget for further increases in bulk electricity costs.

All direct conditional grants have been lowered, except for the *early childhood development grant* and the *learners with profound intellectual disabilities grant*. To manage the impact on services, the amount reduced from each grant considers:

- Past spending and performance
- Whether it funds salaries, medicines and food
- Whether there has been significant real growth in allocations in recent years.

40

CHAPTER 4: EXPENDITURE PRIORITIES

Larger reductions are also made to grants to urban municipalities, which have more capacity to offset the effect of cuts by increasing their own-revenue investments.

The implications of these reductions will be set out in more detail in the 2020 Budget. In some cases, programmes funded through grants will have to be revised to fit within the available resources. For example, the *public transport network grant* has been funding the development of integrated public transport networks in 13 cities for over a decade, yet only six cities have launched operations. At least three non-operational cities will be suspended from this grant and the remaining cities will be required to reduce their costs and demonstrate their effectiveness to remain funded.

Reductions in conditional grants

Government increased investment in grant-funded programmes during a period of robust economic growth. As a result, conditional grant allocations to provinces and local government grew rapidly in inflation-adjusted (real) terms prior to 2010/11. Since then, real allocations have remained relatively stable, even during the period of fiscal consolidation. Although 39 per cent of the total spending reductions over the 2020 MTEF period comes from these grants, provincial grants will still grow over the period and total local government grant allocations remain above the levels of a decade ago. In addition, the equitable shares for both provincial and local government are projected to continue growing in real terms over the 2020 MTEF period.

Figure 4.3 Provincial conditional grants


120
100
80
60
40
20
0
R billion
(real values in 2018 Rand)
2007/08
2008/09
2009/10
2010/11
2011/12
2012/13
2013/14
2014/15
2015/16
2016/17
2017/18
2018/19
2019/20
2020/21
2021/22
2022/23
Reduction proposed in 2019 MTBPS
Provincial direct conditional grant allocation
Level of 2022/23 grants after proposed reduction

Figure 4.4 Local government conditional grants


45
40
35
30
25
20
15
10
5
0
R billion
(real values in 2018 Rand)
2007/08
2008/09
2009/10
2010/11
2011/12
2012/13
2013/14
2014/15
2015/16
2016/17
2017/18
2018/19
2019/20
2020/21
2021/22
2022/23
Reduction proposed in 2019 MTBPS
Local government direct conditional grant allocations
Level of 2022/23 grants after proposed reduction

Source: National Treasury

Changes to the structure of provincial allocations

Several changes are proposed to the structure of conditional grants for health over the medium term.

The *human papillomavirus vaccination grant* will be merged into the *HIV, TB, malaria and community outreach grant* from 2020/21, and from 2021/22 new components will be added to the grant for mental health and oncology (funded from a shift from an indirect grant). From 2020/21, funds for internship and community service posts will be shifted from the *human resources capacitation grant* to the *health professionals training and development grant*, while the remaining funds will be incorporated into the provincial equitable share.

Grant funding for oncology and mental health to be introduced

Provinces will receive a direct grant to contract health professionals in pilot NHI districts, which is currently funded through the *NHI indirect grant*. In addition, the National Treasury and the Department of Health will develop a strategy to reform health grants prior to implementing NHI.

Direct grant to provinces to contract health professionals in NHI pilot districts

The 2019 Budget introduced new funding mechanisms for informal settlements upgrading in the *human settlements development grant* and

41

2019 MEDIUM TERM BUDGET POLICY STATEMENT

the *urban settlements development grant*. Before upgrading grants can be introduced, progress is required in two areas. New requirements to develop province- and city-wide informal settlement upgrading strategies need to be embedded. And work on planning individual upgrading projects with communities needs to be strengthened. The planned launch of these separate grants has therefore been pushed back from 2020/21 to 2021/22.

Funds shifted to support initiatives addressing gender-based violence

In addition, funds will be reallocated from the social worker scholarship fund to provinces for the employment of social workers, and funds planned for transfer to HIV/AIDS organisations and the South African National AIDS Council will be shifted to the provincial equitable share. This shift supports the continued implementation of the Social Behaviour Change Programme and other initiatives that address gender-based violence.

To ensure fair funding allocations to each province, the provincial equitable share formula is updated annually to reflect demographic changes related to the demand for services provided by provinces. This formula is under review, in collaboration with provincial treasuries, although no changes are proposed this year.

Table 4.4 Provincial equitable share

R million	2019/20	2020/21	2021/22	2022/23
Eastern Cape	68 824	71 747	75 656	78 841
Free State	28 187	30 157	32 046	33 657
Gauteng	102 448	112 640	121 685	129 908
KwaZulu-Natal	106 014	111 960	118 302	123 544
Limpopo	58 965	62 619	66 564	69 935
Mpumalanga	41 428	44 310	47 215	49 724
Northern Cape	13 424	14 356	15 278	16 068
North West	34 973	37 722	40 361	42 682
Western Cape	51 291	55 464	59 552	63 194
Total	**505 554**	**540 975**	**576 658**	**607 554**

Source: National Treasury

Changes to the structure of local government allocations

Equitable share formula updated to account for demographic and economic changes

The local government equitable share formula has been updated to account for projected household growth, inflation and estimated increases in bulk water and electricity costs over the MTEF period.

Large urban municipalities continue to underinvest in infrastructure, primarily because of poor programme and project preparation practices, leading to long delays, higher costs and breakdowns in service delivery. While public and private capital funding is available, these weaknesses translate into low levels of effective demand from the municipalities.

To address these problems, from 2020/21 government will introduce dedicated grant funding for large urban municipalities. Eligible municipalities will receive co-financing on a declining basis over three years. Financing will be conditional on establishing a municipal project preparation fund and an infrastructure delivery management system, and achieving targets for programmes and projects under preparation. Funding for this new facility will be reprioritised from existing allocations to municipalities.

42

CHAPTER 4: EXPENDITURE PRIORITIES Government is also working with municipalities to increase their revenue-raising potential. The Municipal Fiscal Powers and Functions Amendment Bill, which will be tabled shortly, will standardise the regulation of development charges. Development charges are the mechanism by which municipalities recover the capital costs of connecting new developments to infrastructure for water, roads, electricity and other services. Currently, these charges are frequently below cost, so municipalities effectively subsidise the provision of infrastructure to businesses and other developments, reducing their ability to subsidise infrastructure directly for lower-income residents. The change could increase municipal revenues for capital spending by an estimated R20 billion a year. Several efforts are also under way to improve the effectiveness of transfers to rural municipalities. The possibility of using municipal infrastructure grant funds to buy waste management vehicles, which must be purchased through a contract facilitated by the National Treasury to minimise costs, is being investigated to expand services in rural areas. Funds may be reprioritised between water and sanitation grants to accelerate the completion of regional bulk water schemes. The Department of Energy will complete an electrification master plan to guide the future allocation of funds between the Eskom, municipal, and non-grid components of the Integrated National Electrification Programme. The Department of Transport will establish a national database for all road traffic and condition data to inform the prioritisation and monitoring of road maintenance across all roads. Standardising regulation of development charges expected to raise municipal revenues Addressing unfunded budgets in local government A revised strategy to address municipal financial performance failures has been endorsed by the Budget Council and Budget Forum – the respective intergovernmental forums for provincial and local government finances. This strategy is based on an analysis of performance failures in governance, financial management, institutional capabilities and service delivery. As part of this strategy, the National Treasury is helping municipalities to ensure their spending plans are adequately funded. The number of councils adopting unfunded budgets, where realistically anticipated revenue is insufficient to cover planned spending sustainably, increased from 74 in 2016/17 to 126 in 2019/20. The National Treasury, alongside provincial treasuries, has provided extensive advice and support to ensure that municipalities plan affordable expenditure and collect all the revenue owed to them. All municipalities are able to table a funded budget – in some ways, this is easier for transfer-dependent municipalities as they have more predictable revenue and can plan their spending accordingly. The National Treasury has now written to these 126 municipalities to approve their tabling of special adjustment budgets to align their spending plans with projected revenues and ensure they have plans in place to pay their creditors (including Eskom and the water boards). National and provincial treasuries are available to assist municipalities to reprioritise their budgets accordingly. If these municipalities do not table funded adjustments budgets by 15 November 2019, the National Treasury will take steps to enforce compliance, which may include withholding future transfers of the local government equitable share. Revised strategy to address municipal financial performance failures Municipalities with unfunded budgets required to table adjustments by November 2019 43

2019 MEDIUM TERM BUDGET POLICY STATEMENT 44 A new district development model to improve service delivery To arrest the decline in state capacity and restructure service delivery to best serve citizens, government has introduced a new district development model, with pilots in the OR Tambo District Municipality in the Eastern Cape and eThekwini in KwaZulu-Natal. The model aims to integrate planning and actions across all spheres of government, and make planning more responsive to community needs and inputs. The National Treasury’s Cities Support Programme is supporting the piloting of this model in metropolitan municipalities, based on the experience of implementing built environment performance plans that have helped cities direct their infrastructure investments in targeted integration zones.

ANNEXURES 45

2019 MEDIUM TERM BUDGET POLICY STATEMENT This page was left blank intentionally. 46

A Fiscal risk statement Introduction This statement sets out the main fiscal risks to the baseline assessment of the public finances outlined in Chapter 3 of the Medium Term Budget Policy Statement. Fiscal risks are developments that may cause public finance outcomes to deviate from forecasts if they materialise. Over the medium term there are three primary concerns. The first is a sustained economic contraction in 2020, leading to larger revenue shortfalls with far-reaching effects on service delivery. High contingent liabilities pose a second risk, as failing to implement extensive governance and operational reforms at Eskom and other major state-owned companies would further drain public resources. The third is increased pressure on subnational government budgets, which could spur growth in unpaid liabilities and other accruals in provinces and municipalities. The main long-term risk to fiscal sustainability is that the recent trend of slow economic growth continues. In this context, the fiscal risk statement analyses several major expenditure commitments over the next two decades. This statement categorises fiscal risks in the four areas shown in Figure A.1. Figure A.1 Fiscal risks framework 47

2019 MEDIUM TERM BUDGET POLICY STATEMENT Macroeconomic risks Figure A.2 shows that, over the past nine budget cycles, government has overestimated GDP growth in its forecasts. The deviations are not unique to the National Treasury, and reflect both domestic risks that materialised and technical revisions to historical growth outcomes. As economic growth projections have been revised down over time, the gap between forecasts and outcomes has decreased, reducing (but not eliminating) the risk of a large, unanticipated variance. Figure A.2 Revisions to real GDP growth forecast 6 Source: National Treasury Fiscal scenarios around the baseline economic forecast Chapter 2 presents the National Treasury’s baseline economic forecast. Three scenarios have been modelled around this forecast, as set out below. Given the complex nature of long-term modelling, any moderate deviation from the assumptions could result in substantially different outcomes. Scenario A – Insufficient reforms results in the primary balance widening by between 1 and 2.7 percentage points of GDP over the medium term. Debt-service costs as a share of revenue will increase from 15.1 per cent in 2019/20 to 22.5 per cent in 2027/28. In this scenario, the primary balance remains in deficit even over the long term and, as a result, the debt-to-GDP ratio does not stabilise. Scenario B – Stronger domestic growth results in the primary balance closing more quickly than the baseline forecast. Debt stabilises at 69.8 per cent of GDP in 2025/26. 2.5 48 Per cent Per cent 2014/15 2015/16 2016/17 2017/18 2018/19 2019/20 2020/21 2021/22 2022/23 2023/24 2024/25 2025/26 2026/27 2027/28 2007 2008 2009 2010 2011 2012 2013 Per cent 2014 2015 2014/15 2015/16 2016/17 2017/18 2018/19 2019/20 2020/21 2021/22 2022/23 2023/24 2024/25 2025/26 2026/27 2027/28 2016 2017 2018 2019 2020 2021 Figure A.3 GDP growth scenariosFigure A.4 Gross debt-to-GDP scenarios 3.5 90 3.0 85 80 75 2.0 70 1.5 65 1.0 60 55 0.5 50 0.0 45 2019 MTBPS 2019 Budget Scenario A Scenario B Source: National Treasury 2017 Budget2016 Budget2015 Budget2014 Budget2013 Budget 2012 Budget2011 BudgetActual2018 Budget2019 Budget 4 2 0 -2

ANNEXURE A: FISCAL RISK STATEMENT Debt management risks Since the tabling of the 2019 Budget, the risk of a sovereign credit downgrade has increased as low economic growth and high government debt, exacerbated by support for state-owned companies, persisted. A downgrade by Moody’s to sub-investment grade would increase borrowing costs and reduce the range of institutions that can invest in South African government bonds. Government has a prudent debt management strategy in place that enables it to manage the risks associated with elevated borrowing. Long-dated fixed-rate instruments finance the bulk of the borrowing requirement. Although short-term bonds are cheaper, using these long-dated bonds protects the public finances from sudden changes in interest and exchange rates. In addition, most of government’s borrowing requirement is financed in domestic markets, which reduces exchange rate risk. Non-resident holdings of South African bonds peaked at 42.8 per cent in March 2018 and have since declined to 36.9 per cent in September 2019. Table A.1 shows the sensitivity of the debt portfolio to changes in interest-rate, exchange-rate and inflation assumptions. In the case of a 10 per cent change in any category, government would continue to finance its borrowing requirement, but at greater cost. State-owned companies, however, would likely struggle to refinance existing debt or issue new debt. Table A.1 Sensitivity in debt stock and debt-service costs, 2020/21 1. Sensitivities are positive in the case of a variable rise or currency depreciation and negative in the reverse case Source: National Treasury Repayments of the principal portion of government debt – known as redemptions – are set to increase sharply in coming years. Long-term debt redemptions will increase to an annual average of R97.5 billion over the next decade. If government rolls over maturing debt, the scale of debt redemptions would place substantial pressure on domestic capital markets, raising borrowing costs across the economy. Figure A.5 Long-term government debt redemptions 180 Source: National Treasury, as at 30 September 2019 49 R billion 2019/2 0 2020/2 1 2021/2 2 2022/2 3 2023/2 4 2024/2 5 2025/2 6 2026/2 7 2027/2 8 2028/2 9 2029/3 0 2030/3 1 2031/3 2 2032/3 3 2033/3 4 2034/3 5 200 160 140 120 100 80 60 40 20 0 Foreign bond sDo mestic bonds R billion Debt-service costs1 Gross loan debt1 Effect of a 10 per cent change in: Interest rates Rand/US dollar exchange rate Headline inflation 5.2 2.5 0.1 18.9 36.3 3.1

2019 MEDIUM TERM BUDGET POLICY STATEMENT Expenditure risks Unpaid bills or accrued debts from provincial and local governments remain a significant risk to sustainable public finances. Mounting accruals reflect several factors: poor financial management, employee compensation crowding out other spending and severe weaknesses in supply chain management. Medical legal claims against provincial health departments continue to increase, from R80 billion in 2017/18 to R99 billion in 2018/19. Payments against these claims amounted to R2 billion in 2018/19, compared with R1.5 billion paid out in 2017/18. In 2018/19, the financial position of local government deteriorated significantly. Uncollected revenues grew by 17 per cent to R147.8 billion, while overdue amounts owed by municipalities grew by 52.5 per cent from R23 billion in 2017/18 to R36 billion. Half of this amount is owed to Eskom. A revised strategy to address municipal financial performance failures, which has been endorsed by the Budget Council and Budget Forum, is expected to address these failures. This strategy is discussed in Chapter 4. In 2020/21, negotiations will begin for a new public-service wage agreement. Another agreement that is above consumer price index inflation, as occurred in the previous three rounds of wage negotiations, would put additional pressure on the public finances. It would continue the trend of compensation crowding out other areas of spending, widen the structural deficit and limit government’s ability to respond to any new fiscal pressures and risks. Annexure B discusses compensation trends. Contingent liabilities This section describes the risks posed by commitments that may result in future financial obligations (contingent liabilities) and by expenses that have been recorded but not yet paid (accrual liabilities). The financial condition of South Africa’s major state-owned companies account for the vast majority of these risks to the fiscal framework, and these risks have already begun to materialise. By 2021/22, contingent liabilities are expected to exceed R1 trillion. These liabilities consist of government guarantees and Road Accident Fund obligations. Government’s guarantee portfolio has increased from R670 billion in March 2018 to R683.3 billion in March 2019, of which the largest facility has been granted to Eskom (R350 billion). By end-March 2019, R372.4 billion of these government guarantees had been used, bringing government’s exposure from guarantees to 7 per cent of GDP. Over the next three financial years, guaranteed debt redemptions are expected to average R27.5 billion, up from R26 billion reported last year. 50

ANNEXURE A: FISCAL RISK STATEMENT

Figure A.6 Debt maturity profile of largest state-owned companies based on borrowings*


Domestic capital repayments
Foreign capital repayments
Government-guaranteed portion of capital
R million
120
100
80
60
40
20
0
2019/20
2020/21
2021/22
2022/23
2023/24
2024/25
2025/26
2026/27
2027/28
2028/29
2029/30
2030/31
2031/32
2032/33
2033/34
2034/35
2035/36
2036/37
2037/38
2038/39
2039/40
2040/41
2041/42
2042/43
2043/44

** Airports Company of South Africa, Denel, Development Bank of Southern Africa, Eskom, Industrial Development Corporation, Land Bank, South African Airways, South African National Roads Agency, Trans-Caledon Tunnel Authority and Transnet*
Source: National Treasury as at 30 June 2019

The interest-bearing debt of the 10 largest borrowers has grown from R266.7 billion in 2009/10 to R738.3 billion in 2017/18 – an increase of 177 per cent in eight years. The National Treasury estimates that this collective debt is likely to exceed R750 billion in 2018/19. In addition, the effective cost of debt for these entities, taking non-interest costs into account, has risen from 8.7 per cent in 2009/10 to 9.4 per cent in 2017/18. Total debt redemptions for these companies are estimated to average R82.4 billion annually over the 2020 MTEF period. Of this, 41 per cent consists of foreign debt.

It has become increasingly difficult for state-owned companies to access funding in capital markets, due to poor financial performance as a result of weak revenue growth, poor operating performance and unsustainable debt-service costs. Rising interest rates and increasingly unfavourable loan terms and conditions raise the risks associated with borrowing. As a result, many companies are repeatedly requesting guaranteed lines of credit from government.

Eskom

Eskom remains the most serious risk to the fiscus, as it has a significantly high debt burden and has made limited progress with the necessary reforms announced in February. Eskom had used R289 billion of its R350 billion government guarantee facility by 31 August 2019, with another R43 billion committed to specific funding instruments but not yet used. The utility relies on government support, borrowing from existing facilities and securing new debt to maintain a positive cash balance. In the current financial year, government has provisionally allocated appropriations totalling R49 billion for Eskom. Annexure C discusses Eskom in more detail.

Denel

Government has guaranteed R4.4 billion to military equipment manufacturer Denel to enable it to obtain financing. In August 2019, government granted Denel an additional R1.8 billion in funding through the contingency reserve to pay creditors, implement a turnaround plan, restart stalled operations and meet its existing orders for equipment. During 2019/20, the Department of Public Enterprises is expected to appoint a chief restructuring officer to oversee and execute the company's turnaround plan.

South African Airways

Over the past 13 years, South African Airways (SAA) has incurred over R28 billion in cumulative losses. The airline is insolvent and, in its current configuration, unlikely to ever generate sufficient cash flow to sustain its operations.

51

2019 MEDIUM TERM BUDGET POLICY STATEMENT

Government has transferred R5.5 billion to SAA in the current year to enable the carrier to extend maturities on outstanding debt obligations, giving it time to develop an affordable repayment plan with creditors. However, without a debt repayment plan supported by government, the airline's lenders are unlikely to extend outstanding government guaranteed debt of R9.2 billion beyond the end of the fiscal year, or to provide additional facilities needed for SAA to remain liquid. If this happens, government is contractually required to step in and repay this debt.

South African Broadcasting Corporation

Government allocated R3.2 billion to the South African Broadcasting Corporation (SABC) through the contingency reserve in the current year. The funds are intended to help the SABC pay its bills, acquire new content and conduct maintenance. To date, government has released R2.1 billion of these funds based on the SABC's progress in meeting associated conditions. The National Treasury is working with the Department of Communications and Digital Technologies to ensure that the SABC progresses towards meeting the rest of the conditions before releasing the remaining R1.1 billion. A chief restructuring officer will be appointed to implement a revised turnaround plan.

South African National Roads Agency Limited

Since 2014/15, the South African National Roads Agency Limited (SANRAL) has incurred annual average losses of R1 billion. The agency is not generating sufficient cash from its toll portfolio to settle operational costs and debt redemptions falling due over the next three years. Government has extended a total guarantee facility of R38.9 billion to the agency, of which R30.3 billion had been used by 31 March 2019. Over the medium term, SANRAL is expected to repay R10.7 billion of maturing debt obligations and R10.8 billion worth of interest payments. To enable SANRAL to pay these obligations, government will implement direct user charges as outlined in the White Paper on National Transport Policy.

Road Accident Fund

The Road Accident Fund (RAF) is projected to become government's largest contingent liability by 2021/22, despite receiving an ever-increasing share of combined fuel tax revenues.

Figure A.7 Collections on combined fuel taxes


General fuel levy
Road Accident Fund levy
R billion
120
100
80
60
40
20
0
2004/05
2005/06
2006/07
2007/08
2008/09
2009/10
2010/11
2011/12
2012/13
2013/14
2014/15
2015/16
2016/17
2017/18
2018/19

Figure A.8 Road Accident Fund liabilities


R billion
630
540
450
360
270
180
90
0
2011/12
2012/13
2013/14
2014/15
2015/16
2016/17
2017/18
2018/19
2019/20
2020/21
2021/22
2022/23

Source: National Treasury

In 2004/05, RAF levy collections accounted for 22 per cent of combined fuel taxes; by 2018/19, they had risen to 36 per cent. Claims against the fund have grown much faster than the increases in the RAF fuel levy, resulting in insufficient revenue growth to offset growth in liabilities. RAF liabilities are expected to grow from R341 billion in 2019/20 to R605 billion in 2022/23. Addressing the growing gap between revenue and liabilities requires a transition to the Road Accident Benefit Scheme, which would provide more equitable and sustainable support to accident victims.

52

ANNEXURE A: FISCAL RISK STATEMENT Long-term fiscal sustainability of social spending The National Treasury maintains a long-term fiscal model that it uses to cost new policy initiatives and determine the sustainability of current expenditure commitments under certain assumptions of economic and demographic growth. There are three major changes to the assumptions in this update: lower long-run economic growth, lower inflation expectations and a demographic scenario that projects higher population growth. Long-term results are highly sensitive to changes in assumptions, as the effect of even a small change in an assumption is compounded over decades. The results in this section depend on the assumptions discussed above, as well as sector-specific cost trend and policy assumptions. In the baseline scenario, social spending on grants, education and health is broadly sustainable over the long term, as lower long-run growth is largely offset by lower inflation. The baseline scenario assumes that GDP growth will average between 2 and 2.3 per cent, which is lower than previously assumed. Chapter 2 discusses the reasons behind lower long-term growth. The baseline demographic scenario produced by Statistics South Africa projects that population growth will continue to decelerate, from 1.6 per cent in 2018 to 1 per cent in 2040. The population is expected to grow from 58 million currently to 76 million by 2040. As a result, real output per capita is forecast to grow by an average of 0.7 per cent between 2020/21 and 2030/31, and by 1.2 per cent between 2030/31 and 2040/41. Figure A.9 Long-run growth scenarios Source: National Treasury In the low-growth scenario, investment and job creation remains muted. In this case, maintaining government’s current policy commitments will be difficult and will require repeated adjustments to either revenue or expenditure. The high-growth scenario assumes long-run growth of 3.1 per cent, which would ease fiscal pressures from social spending. This is based on the expectation that government will undertake the reforms outlined in Chapter 2. Social assistance The baseline scenario projects that beneficiary numbers will grow from 17.9 million in the 2019/20 to 22.5 million in 2040/41. The uptake rate of grants is expected to stabilise at current levels. Given these trends, spending on social assistance is expected to remain relatively stable at 3 per cent of GDP. Basic education Spending on basic education has averaged about 5 per cent of GDP over the past decade. Expenditure has largely been driven by rising teacher wages, which grew by an average of 9 per cent annually over the past five years. At the same time, teacher headcount growth has remained relatively flat. As a result, 53 Per cent 2007/0 8 2010/1 1 2013/1 4 2016/1 7 2019/2 0 2022/2 3 2025/2 6 2028/2 9 2031/3 2 2034/3 5 2037/3 8 2040/4 1 High-growth scenar ioLow-growth scenarioBaseline-growth scenario 5 4 3 2 1 0 -1

2019 MEDIUM TERM BUDGET POLICY STATEMENT spending has been relatively stable. Assuming wage trends continue, spending on basic education would increase to between 5 and 6 per cent of GDP by 2040 to avoid significant growth in class sizes. Health South Africa spends about 8.5 per cent of GDP on health services, about half of which goes to the public health sector. Over the last 13 years, public and private spending on healthcare has grown by an annual average of 10 per cent. In the public sector, above-inflation wage increases for public-sector healthcare workers account for a disproportionate amount of this growth. The National Health Insurance Bill was tabled in Parliament earlier this year. Assuming this bill is adopted, public health spending is expected to rise from about 4 per cent currently to between 5 and 6 per cent of GDP over the long term. Higher education The 2018 Budget expanded spending allocations for higher education and training to cover students from poor and working-class families. Once this policy is fully implemented, between 50 and 60 per cent of undergraduate university students and all students in technical and vocational education and training (TVET) colleges are expected to be fully subsidised. Historically, higher education and training costs have outpaced inflation, largely because of above-inflation wage increases and some purchases in foreign currency. Assuming this trend continues, then the costs of university education would grow from 1.4 per cent of GDP in 2019/20 to 2 per cent of GDP in 2040. In this context it would be difficult to sustain the current policy of fully subsidised higher education training. A more sustainable fees policy, closely aligned with CPI inflation, would result in a more gradual increase in spending on university education to 1.5 per cent of GDP by 2040. The Department of Higher Education and Training is developing such a policy with higher education institutions. Staffing costs, driven by enrolment rates, dominate costs in TVET colleges. If enrolment remains stable at around 700 000 students per year, spending in the TVET sector will decline over the long term from 0.3 to 0.2 per cent of GDP. However, enrolment growth in line with the 2013 White Paper on post-school education and training would raise the costs of subsidising TVET colleges to 0.6 per cent of GDP by 2040. This level of subsidy would be difficult to sustain over the long term. Conclusion The outlook for fiscal risks has deteriorated sharply over the past year. The public finances are highly vulnerable to the three principal risks covered in this statement. Achieving the economic and fiscal objectives set out in this Medium Term Budget Policy Statement will require a significant effort across the entire public sector to prevent these risks from materialising – and, where that is not possible, to mitigate and manage their consequences. 54

B

Compensation data

Introduction

In 2018/19, spending on compensation of state employees accounted for 35.4 per cent of consolidated national expenditure. Compensation is one of the largest components of public spending and, since 2006/07, has grown faster than any category except payments for financial assets. This trend has become a source of spending pressure across government, squeezing out spending on other inputs and capital equipment (Table B.1).

Rapid growth in compensation spending has been driven by real increases in wages and benefits rather than higher employment levels. In addition, the rate of growth of compensation has diverged between the public and private sectors over the past eight years, as average remuneration growth has moderated in the private sector.

Table B.1 Compensation spending as a percentage of total spending

	2006/07	2018/19	Change[1]
National government	36%	37%	1%
Provincial government	56%	61%	4%
Basic education	79%	79%	0%
Health	54%	62%	8%
Police	70%	80%	10%
Land and rural development	46%	50%	4%
Roads and transport	17%	21%	4%

1. May not balance due to rounding
Source: National Treasury

Drivers of compensation spending

Compensation spending[1] is driven by two factors: changes in the number of public servants and changes in their remuneration. Within the budget for compensation, there is a trade-off between the two: the faster average remuneration rises, the slower the rate of increase in the number of public servants. This dynamic is always present, but it becomes critical in an era of slow revenue growth.

---

[1] Unless otherwise noted, this section considers compensation spending on the main budget, which is administered through a common payroll system (PERSAL), and does not include spending on compensation by public entities included in the consolidated budget.

55

2019 MEDIUM TERM BUDGET POLICY STATEMENT Between 2006/07 and 2018/19 – a period that includes the introduction of occupation-specific dispensations for wages – total compensation spending on the main budget more than tripled, from R154 billion to R518 billion. Above-inflation remuneration increases account for the largest proportion of this spending, as shown in Figure B.1. Figure B.1 The drivers of increased compensation spending Source: National Treasury (PERSAL data) Personnel numbers Between 2006/07 and 2018/19 (the latest year for which full payroll data is available), personnel numbers, measured using full-time equivalents,2 rose by 170 000 from 1.2 million to 1.3 million. This translates to average annual growth of 1.2 per cent. In 2015, about 20 000 personnel employed at technical vocational education and training colleges were transferred from provincial departments to the Department of Higher Education and Training. Excluding the effect of this change, provincial personnel grew by 16 per cent and national personnel grew by 12 per cent between 2006/07 and 2018/19. The number of personnel has increased across all major sectors of government. A quarter of this increase has occurred in the health sector, followed by justice and education. Personnel numbers peaked in 2012/13 and have since declined by about 1.4 per cent. On average, between 2006/07 and 2011/12, every public-service employee who left was replaced with 1.6 employees. In comparison, since 2012/13, more people have left the public service than have been hired. 2 All statistics are reported as full-time equivalent employees, so that individuals are included in proportion to the time spent in government’s employ in each financial year. The South African National Defence Force (SANDF) uses a separate payroll system that does not have all the fields used in PERSAL, so where the relevant data is unavailable, the SANDF has been excluded from the analysis. 56 R billion 500 400 300 200 100 0 CompensationInflationIncrease inIncrease in r ealCompensation (2006/07)adjustmentper sonnelremuneration(2018/19) 159 518 46 158 154

ANNEXURE B: COMPENSATION DATA Figure B.2 Appointments and terminations (excluding SANDF) 200 Source: National Treasury (PERSAL data) Average remuneration and equity in the public sector After adjusting for inflation, average remuneration in the public service rose 66 per cent between 2006/07 and 2018/19 (Figure B.3). Much of this increase was concentrated in 2009/10 and 2010/11, where the fastest rise in wages was recorded in high-skill professions, including medical doctors, teachers and lawyers, where occupation-specific dispensations were introduced. Real growth in average remuneration has created significant spending pressures in all government departments, especially where compensation is a large portion of total spending, such as in the security sector (police) and education (teachers). Because this spending cannot be adjusted in the short term, it tends to crowd out other spending in departments if budgets have to be reduced. Figure B.3 Real average remuneration growth and levels (2018/19 rands) Source: National Treasury (PERSAL data) Average remuneration in the public sector is higher than average remuneration in the rest of the economy. Data from Statistics South Africa’s Quarterly Employment Survey (QES) show that average remuneration across 110 non-agricultural sectors and sub-sectors in 2018/19 was just under R273 000, compared with an estimated average remuneration of R352 000 for employees of national and provincial government. According to the National Treasury’s calculations, the actual level of average remuneration 57 R thousand Full-time equivalent personnel (thousand) 2006/0 7 2007/0 8 2007/0 8 2008/0 9 2008/0 9 2009/1 0 2009/1 0 2010/1 1 2010/1 1 2011/1 2 2011/1 2 2012/1 3 2012/1 3 2013/1 4 2014/1 5 2013/1 4 2015/1 6 2014/1 5 2016/1 7 2015/1 6 2017/1 8 2016/1 7 2018/1 9 2017/1 8 Per cent 4008 3507 3006 2505 2004 1503 1002 501 00 Annual per centage change (r ight axis) Real average remuner ation EntryExitCumulative change 150 100 50 0 -50 -100

2019 MEDIUM TERM BUDGET POLICY STATEMENT

for these employees is even higher, around R393 000.[3] We estimate that public servants in national and provincial government earn about 20 per cent of all wages earned in the non-agricultural formal sector.

Average public-sector remuneration is higher in part because a larger proportion of public servants have tertiary qualifications. In addition, public servants have also tended to receive higher increases in average remuneration. Since 2010/11, the QES shows that average remuneration in the public sector has risen by an annual average of 8 per cent, a figure that may be understated because of the effect of temporary workers such as those employed by the Expanded Public Works Programme, compared with an annual average increase of 7.2 per cent in the rest of the economy. The gap between public- and private-sector remuneration growth has widened over the past few years.

Figure B.4 Average remuneration growth in the public service and rest of the economy


Percentage change (year-on-year)
10
9
8
7
6
5
4
Main budget
Rest of the economy
2011/12
2012/13
2013/14
2014/15
2015/16
2016/17
2017/18
2018/19

Source: Statistics South Africa

Public-service remuneration is distributed more equitably than in the economy as a whole: the public-service Gini coefficient is 0.38, compared to a whole-economy Gini coefficient of over 0.6.[4] The distribution of earnings is particularly compressed among teachers, who make up almost a third of the public service.

Within more specialised groups, including middle and senior managers, remuneration is higher and the distribution is larger. In total, however, these groups make up about 6 per cent of the public service. Doctors, for example, account for only 2 per cent of the public service, but earn more than most other public servants within a wide range. The median doctor earns R781 000, while doctors at the 10th and 90th percentiles earn R472 000 and R1.2 million, respectively.

[3] The QES records a larger number of public-service employees than appear in this analysis. There are two reasons for this. The first is that this analysis is premised on full-time equivalent employees, which is generally a smaller figure than the absolute number of employees. The second is that this analysis excludes low-wage temporary workers such as those employed through the Expanded Public Works Programme and the Community Works Programme.

[4] The Gini coefficient measures inequality. A higher coefficient implies a more unequal distribution of income.

58

ANNEXURE B: COMPENSATION DATA Figure B.5 Distribution of annual remuneration for different occupations in 2018/19 1 200 Source: National Treasury (PERSAL data) Remuneration in the public service has been compressed because incomes in the lower salary bands have risen more quickly than incomes in higher salary bands (Table B.2) and there has been a consistent upward drift in the distribution of personnel across the grades (Figure B.6). Table B.2 Average salary by grade across government1 1. Excludes SANDF Source: National Treasury (PERSAL data) 59 R thousand Grade 2006/07 (nominal) 2006/07 (in 2018 rand) 2018/19 Compound annual growth rate (nominal) Compound annual growth rate (real) 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 R44 253 R58 812 R69 747 R83 124 R101 200 R120 002 R151 147 R181 134 R221 102 R280 757 R346 959 R440 097 R548 380 R642 820 R792 154 R992 563 R89 705 R119 217 R141 385 R168 501 R205 143 R243 256 R306 389 R367 177 R448 197 R569 124 R703 320 R892 121 R1 111 620 R1 303 061 R1 605 776 R2 012 025 R130 379 R159 827 R194 845 R237 818 R258 312 R317 240 R375 960 R448 039 R539 935 R687 120 R887 808 R964 954 R1 212 238 R1 442 967 R1 765 435 R2 169 585 9.4% 8.7% 8.9% 9.2% 8.1% 8.4% 7.9% 7.8% 7.7% 7.7% 8.1% 6.8% 6.8% 7.0% 6.9% 6.7% 3.2% 2.5% 2.7% 2.9% 1.9% 2.2% 1.7% 1.7% 1.6% 1.6% 2.0% 0.7% 0.7% 0.9% 0.8% 0.6% 10th per centile25th per centileMedian90th p er centile 1 000 800 600 400 200 0 All publicEducator sNon-O SDSAPSDoctors servants

2019 MEDIUM TERM BUDGET POLICY STATEMENT Figure B.6 Distribution of personnel by salary grade (excluding SANDF) Source: National Treasury (PERSAL data) Figure B.7 focuses on the effect of this movement of more personnel into the highest-earning categories. Between 2006/07 and 2018/19, the number of public servants earning R1 million a year increased from 9 600 to 29 000, primarily because of a growing number of high-skilled professionals. Average income for this group increased by about 8 per cent over the period, rising from R1.2 million to R1.3 million. Nonetheless, the increase in the number of employees in this category has driven the rise in total spending on this group from R5.8 billion to R38 billion, or from 4 per cent to 7.4 per cent of total compensation spending, between 2006/07 and 2018/19. Figure B.7 Public servants receiving annual salaries in excess of R1 million in 2018/19 rand* 30 *Excludes South African National Defence Force Source: National Treasury (PERSAL data) 60 Full-time equivalent personnel (thousand) Full-time equivalent personnel (thousand) 2006/0 7 2006/0 7 2007/0 8 2007/0 8 2008/0 9 2008/0 9 2009/1 0 2009/1 0 2010/1 1 2010/1 1 2011/1 2 2011/1 2 2012/1 3 2012/1 3 2013/1 4 2013/1 4 2014/1 5 2014/1 5 2015/1 6 2015/1 6 2016/1 7 2016/1 7 2017/1 8 2017/1 8 2018/1 9 2018/1 9 Non-OSDDo ctorsJudges an d lawyersPolice and DCSNursesOther 25 20 15 10 5 0 1-45-89-1213-16 1 200 1 000 800 600 400 200 0

C

Update on Eskom reforms

Overview

Government's strategic approach to resolve the financial and operational crisis at Eskom requires structural reform of the utility and the electricity sector.

In February 2019, the President announced that Eskom would be separated into three entities corresponding with its electricity generation, transmission and distribution functions. The primary objective of this restructuring is to facilitate cost efficiencies, optimal investment in infrastructure, improved operational performance and reliability of supply. The separation of the entity will begin a far-reaching transition in the electricity sector, from dominance by a vertically integrated and inefficient monopoly to a competitive and financially sustainable sector. This annexure summarises the underlying principles that will inform the transition.

There has been limited progress in implementing the legal separation of the utility. In addition, Eskom faces periodic cash flow crises, necessitating support to the value of R49 billion in 2019/20, of which R13.5 billion has been transferred to date.[1] Further requests for short-term financial support in the current financial year are limited to the remaining balance of R35.5 billion, which will be transferred in accordance with Eskom's cash flow requirements, pending the enactment of the appropriation bills.

Short-term stabilisation measures

The immediate priority is to stabilise Eskom's financial position. The 2019 Budget included provisional government support of R230 billion over 10 years to support Eskom's balance sheet and restructuring. Table C.1 shows the revised allocations to Eskom over the medium-term expenditure framework.

Table C.1 Revised medium-term allocations to Eskom

R million	2019/20	2020/21	2021/22	2022/23
2019 Budget baseline	23 000	23 000	23 000	23 000
Proposed changes	26 000	33 000	10 000	–
Revised 2019 MTBPS allocation	49 000	56 000	33 000	23 000

Source: National Treasury

[1] The amount of R49 billion in the current year includes R23 billion announced by the Minister of Finance in his 2019 Budget Speech – an amount set aside for each of the next 10 years – and R26 billion tabled in a Special Appropriation Bill in July 2019. The R17.7 billion approved for disbursement under section 16 of the Public Finance Management Act (1999) in April 2019, forms part of the R23 billion, of which R13.5 billion has been transferred to Eskom to date.

61

2019 MEDIUM TERM BUDGET POLICY STATEMENT The proposed additions to the amounts identified in the 2019 Budget are intended to help Eskom maintain its going-concern status, which requires the utility to meet its financial obligations as they become due. If Eskom is unable to issue debt in the financial markets, or the cost of doing so becomes prohibitively expensive, government may be called upon to provide further support to enable financial obligations to be met. The total cost of Eskom’s annual debt and interest payments averages R85 billion over the next three years. Assessment and timeline for restructuring The Ministers of Finance and Public Enterprises have appointed independent financial experts to: • • Assess Eskom’s daily cash flow management to eliminate continual requests for government support. Determine the degree to which operational efficiencies are being implemented across the business. This includes considering whether capital expenditure should be halted or deferred given Eskom’s weak financial position.2 Monitor implementation of the operational turnaround plan, particularly the performance of the generation division. • To date, following discussions with Eskom’s chief restructuring officer, government has agreed to the following proposals: • The primary objective of separating Eskom’s corporate structure into three transparent business units is to facilitate cost efficiencies, optimal investment in infrastructure, and improved operational performance and reliability of supply. • The capital structure will be modified to reduce and ultimately end Eskom’s reliance on government support. Debt relief will only be considered once operational efficiencies have been achieved. Government has set a two-phase timetable for Eskom’s restructuring: • Phase 1: Functionally separate the generation, transmission and distribution functions into separate, wholly owned subsidiaries with independent Boards by 31 March 2020. • Phase 2: Complete the legal separation of distribution and generation functions by 31 December 2021. This timetable requires an urgent and focused response from Eskom management and the Board, as well as focused work across government to resolve a number of structural issues that impact Eskom’s financial viability. Debt relief considerations and conditions Eskom’s R441 billion debt portfolio at 31 March 2019 is well beyond what it can afford to hold without government support. While this level of unsustainable debt must be reduced, the underlying causes must also be addressed. Eskom is plagued by operational inefficiencies. It has suffered cash losses as municipalities and other entities have not paid their bills. And it has received tariff determinations from the National Electricity Regulator of South Africa that do not allow the utility to recover its costs. Any proposed resolution must address these fundamental concerns. The National Treasury has considered various options for reducing Eskom’s debt burden. Without major operational and governance reforms, however, debt relief will only provide a temporary reprieve for the loss-making utility. Consequently, the National Treasury, in consultation with the Department of Public Enterprises, has set a number of preconditions before debt relief will be considered. 2 These decisions will have to be balanced against implications for electricity supply, and potential penalties and preservation costs. 62

ANNEXURE C: UPDATE ON ESKOM REFORMS The Eskom Board is required to: • Demonstrate measurable progress in instilling rigorous cash management discipline, and in achieving operational efficiencies in the business. Show that all business units are managing operations within their means. Create the three new functional entities, with the separation of the transmission function being the priority. Appoint new Boards and CEOs with the requisite skills for the three entities, who are accountable for the independent operation of each entity. • • • The National Treasury anticipates that some debt relief will be provided to Eskom over time, as operational and financial performance improve. Most operational changes are expected to be implemented before the end of 2021. This approach will support an efficient debt relief arrangement and strengthen the finances of the newly created entities relative to Eskom in its current form. The debt relief process will be managed to ensure that: • • • • • • The integrity of the budget process is maintained. The credibility of the fiscal framework remains intact. The state’s contingent liabilities are reduced. Any default and cross-default on total Eskom debt is contained. Creditors are treated equitably. Confidence returns to the capital market and bilateral funders about Eskom’s borrowing capacity. Eskom, with government support, will consult with its funders on detailed plans for debt reorganisation in due course. 63

2019 MEDIUM TERM BUDGET POLICY STATEMENT This page was left blank intentionally. 64

D

Technical annexure

Main budget expenditure ceiling

Table D.1 Expenditure ceiling calculations

R million	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23
Non-interest expenditure	**1 158 990**	**1 242 344**	**1 324 880**	**1 479 622**	**1 568 453**	**1 644 884**	**1 718 583**
Technical adjustments							
Skills development levy	-15 233	-16 294	-17 480	-18 576	-19 413	-20 585	-21 970
Equity contribution from state -owned companies	–	–	–	-7 000	–	–	–
Eskom financial support				-49 000	-56 000	-33 000	-23 000
Debt management and GFECRA[1] transactions	-1 778	-587	-162	-360	–	–	–
International Oil Pollution Compensation Fund	–	-6	-3	-10	-11	-12	-12
Expenditure ceiling	**1 141 979**	**1 225 458**	**1 307 235**	**1 404 675**	**1 493 029**	**1 591 287**	**1 673 601**

1. Gold and Foreign Exchange Contingency Reserve Account (GFECRA)
Source: National Treasury

Table D.1 shows technical adjustments made to main budget non-interest expenditure to calculate the expenditure ceiling. The ceiling excludes payments that are directly financed by dedicated revenue sources, and others not subject to policy oversight. These include:

- **Payments for financial assets financed by asset sales in the same financial year:** Revenue from the sale of assets, particularly for equity investments, generally offsets the increases in associated spending levels, so these increases do not require adjustments to departmental allocations. For instance, in the current year, non-core asset sales are expected to generate R7 billion in revenue, which will offset funding allocations of the same amount requested by smaller state-owned companies. Financial support for Eskom is not included in the expenditure ceiling. This support is viewed as a balance sheet transaction, which could take the form of a loan agreement or large equity investment. Such transactions are excluded from the spending ceiling.
- **Payment transactions linked to the management of debt:** This includes premiums paid on new loan issues, bond switches and buy-back transactions, revaluation profits or losses on government's foreign-exchange deposits at the Reserve Bank when used to meet government's foreign-currency position commitments, and realised profits and losses on the Gold and Foreign Exchange Contingency Reserve Account. These items relate to debt and currency transactions that are not financed through main budget appropriations.

65

2019 MEDIUM TERM BUDGET POLICY STATEMENT

- **Direct charges that relate to specific payments made in terms of legislation that provides for the collection and transfer of such receipts outside of the main budget**: These include skills development levy contributions and the International Oil Pollution Compensation Fund. Skills development levy contributions are paid to the National Skills Fund and the sector education and training authorities. The payment schedule to the National Skills Funds is generally revised to align it directly with anticipated receipts from the levy.

Table D.2 Main budget framework and financing requirements

MACROECONOMIC PROJECTIONS							
R billion/percentage change	**2016/17**	**2017/18**	**2018/19**	**2019/20**	**2020/21**	**2021/22**	**2022/23**
Real GDP growth	0.8%	1.3%	0.6%	0.9%	1.2%	1.6%	1.8%
Nominal GDP growth	7.1%	6.3%	4.7%	5.9%	6.1%	6.6%	6.6%
CPI inflation	6.3%	4.7%	4.6%	4.5%	4.8%	4.8%	4.7%
GDP at current prices (R billion)	**4 419.4**	**4 698.7**	**4 921.5**	**5 210.8**	**5 530.3**	**5 893.1**	**6 283.0**
MAIN BUDGET FRAMEWORK							
R billion/percentage of GDP	**2016/17**	**2017/18**	**2018/19**	**2019/20**	**2020/21**	**2021/22**	**2022/23**
Revenue							
Personal income tax	424.5	461.0	492.1	527.6	557.8	596.1	637.5
Corporate income tax	204.4	217.4	212.0	219.0	234.4	249.2	265.6
Value-added tax	289.2	298.0	324.8	348.4	367.7	390.2	415.1
Other tax revenue	141.2	149.8	158.8	165.5	186.5	198.9	211.4
Customs and excise duties	84.7	90.3	100.0	109.2	114.4	121.3	128.6
SACU transfers	-39.4	-56.0	-48.3	-50.3	-63.4	-62.2	-64.6
Non-tax revenue	19.0	19.3	23.3	29.8	23.8	25.0	26.7
National Revenue Fund receipts[1]	14.2	16.6	12.0	9.9	4.7	7.0	7.6
Main budget revenue	**1 137.9**	**1 196.4**	**1 274.7**	**1 359.1**	**1 425.9**	**1 525.6**	**1 627.9**
	25.7%	*25.5%*	*25.9%*	*26.1%*	*25.8%*	*25.9%*	*25.9%*
Expenditure							
Expenditure ceiling	1 142.0	1 225.5	1 307.2	1 404.7	1 493.0	1 591.3	1 673.6
Baseline allocations	*1 142.0*	*1 225.5*	*1 307.2*	*1 404.7*	*1 487.0*	*1 585.3*	*1 667.6*
Contingency reserve	–	–	–	–	*6.0*	*6.0*	*6.0*
Other non-interest expenditure[2]	17.0	16.9	17.6	74.9	75.4	53.6	45.0
Non-interest expenditure	**1 159.0**	**1 242.3**	**1 324.9**	**1 479.6**	**1 568.5**	**1 644.9**	**1 718.6**
Debt-service costs	146.5	162.6	181.8	203.7	232.8	264.6	299.1
Main budget expenditure	**1 305.5**	**1 405.0**	**1 506.7**	**1 683.4**	**1 801.2**	**1 909.5**	**2 017.7**
	29.5%	*29.9%*	*30.6%*	*32.3%*	*32.6%*	*32.4%*	*32.1%*
Main budget balance	**-167.6**	**-208.6**	**-232.0**	**-324.3**	**-375.3**	**-383.9**	**-389.8**
	-3.8%	*-4.4%*	*-4.7%*	*-6.2%*	*-6.8%*	*-6.5%*	*-6.2%*
Primary balance	**-21.1**	**-46.0**	**-50.1**	**-120.5**	**-142.5**	**-119.3**	**-90.7**
	-0.5%	*-1.0%*	*-1.0%*	*-2.3%*	*-2.6%*	*-2.0%*	*-1.4%*
BORROWING REQUIREMENT							
Main budget balance	-167.6	-208.6	-232.0	-324.3	-375.3	-383.9	-389.8
Redemptions	-73.0	-28.4	-15.5	-69.9	-65.2	-64.1	-128.2
Gross borrowing requirement	**-240.6**	**-237.0**	**-247.5**	**-394.2**	**-440.5**	**-448.0**	**-518.0**
	-5.4%	*-5.0%*	*-5.0%*	*-7.6%*	*-8.0%*	*-7.6%*	*-8.2%*
GOVERNMENT DEBT							
Gross loan debt	**2 232.9**	**2 489.7**	**2 788.4**	**3 167.6**	**3 590.8**	**4 035.7**	**4 477.7**
	50.5%	*53.0%*	*56.7%*	*60.8%*	*64.9%*	*68.5%*	*71.3%*
Net loan debt	**2 008.3**	**2 260.4**	**2 545.3**	**2 924.0**	**3 358.1**	**3 800.3**	**4 243.0**
	45.4%	*48.1%*	*51.7%*	*56.1%*	*60.7%*	*64.5%*	*67.5%*

1. Mainly revaluation profits on foreign-currency transactions and premiums on loan transactions
2. Technical adjustments explained in Table D.1
Source: National Treasury

66

ANNEXURE D: TECHNICAL ANNEXURE

Southern African Customs Union revenue pool

Payments to the Southern African Customs Union (SACU) have been revised downwards by R2.4 billion in 2020/21 and R3.2 billion in 2021/22 compared with the 2019 Budget estimates. The revisions reflect higher specific excise duties in line with above-expected performance in the first half of 2019/20, lower customs duties and adjustments to member states' estimates of GDP, population and intra-SACU trade. The SACU revenue-sharing formula adjusts for forecast errors with a two-year lag. As a result, the projected 2020/21 SACU payments include the forecast error adjustment for 2018/19.

Table D.3 Change to SACU common revenue pool since 2019 Budget

	2019 Budget estimates		Revised estimates		Deviations	
R million	**2019/20**	**2020/21**	**2019/20**	**2020/21**	**2019/20**	**2020/21**
Customs duties	60 029	64 622	58 365	61 064	-1 664	-3 558
Specific excise duties	42 354	44 674	46 511	48 742	4 157	4 068
Ad-valorem excise duties	4 454	4 783	4 337	4 603	-118	-180
Common revenue pool	**106 838**	**114 079**	**109 213**	**114 409**	**2 375**	**330**

Source: National Treasury

Fiscal framework assumptions for long-term main budget baseline

The long-term main budget fiscal framework assumptions underpin the long-term debt outlook. These assumptions include the following:

- Unit tax elasticity in each year, which implies that revenue grows in line with nominal GDP growth.
- In real terms, non-interest expenditure grows by 1.5 per cent, which is lower than the assumption of 2 per cent in the 2019 Budget. The assumption was changed to ensure non-interest expenditure grows at a slower pace than revenue.
- Beyond the medium term, average real GDP growth is assumed to be 2.2 per cent.

67

2019 MEDIUM TERM BUDGET POLICY STATEMENT

Table D.4 Tax revenue and tax bases

R million/percentage change	2016/17	2017/18 Outcome	2018/19	2019/20 Estimate	2020/21	2021/22 Projections	2022/23
Personal income tax	**424 545**	**460 953**	**492 083**	**527 606**	**557 777**	**596 090**	**637 486**
Wage bill [1]	*8.0%*	*6.7%*	*4.2%*	*5.2%*	*5.1%*	*6.2%*	*6.3%*
Buoyancy	*1.17*	*1.28*	*1.60*	*1.38*	*1.12*	*1.10*	*1.10*
Corporate income tax	**204 432**	**217 412**	**212 046**	**218 984**	**234 393**	**249 250**	**265 596**
Net operating surplus	*6.1%*	*7.5%*	*1.6%*	*7.5%*	*7.0%*	*6.3%*	*6.6%*
Buoyancy	*1.15*	*0.85*	*-1.59*	*0.43*	*1.00*	*1.00*	*1.00*
Net value-added tax	**289 167**	**297 998**	**324 766**	**348 388**	**367 741**	**390 240**	**415 063**
Household consumption	*6.9%*	*6.6%*	*5.4%*	*5.5%*	*6.1%*	*6.4%*	*6.5%*
Buoyancy	*0.41*	*0.46*	*1.65*	*1.31*	*0.92*	*0.96*	*0.97*
Domestic VAT	**321 475**	**336 279**	**378 733**	**399 191**	**423 374**	**450 470**	**479 875**
Household consumption	*6.9%*	*6.6%*	*5.4%*	*5.5%*	*6.1%*	*6.4%*	*6.5%*
Buoyancy	*1.17*	*0.70*	*2.32*	*0.97*	*1.00*	*1.00*	*1.00*
Import VAT	**149 265**	**152 789**	**175 185**	**190 449**	**199 255**	**212 945**	**228 092**
Nominal imports	*1.0%*	*2.6%*	*9.0%*	*6.0%*	*4.6%*	*6.9%*	*7.1%*
Buoyancy	*-0.97*	*0.89*	*1.63*	*1.46*	*1.00*	*1.00*	*1.00*
VAT refunds	**-181 574**	**-191 071**	**-229 151**	**-241 253**	**-254 888**	**-273 174**	**-292 903**
Nominal exports	*8.4%*	*2.5%*	*7.5%*	*3.9%*	*5.7%*	*7.2%*	*7.2%*
Buoyancy	*1.03*	*2.07*	*2.64*	*1.36*	*1.00*	*1.00*	*1.00*
Customs duties	**45 579**	**49 152**	**54 968**	**58 365**	**61 064**	**65 260**	**69 901**
Nominal imports	*1.0%*	*2.6%*	*9.0%*	*6.0%*	*4.6%*	*6.9%*	*7.1%*
Buoyancy	*-1.43*	*2.97*	*1.31*	*1.04*	*1.00*	*1.00*	*1.00*
Specific excise duties	**35 774**	**37 356**	**40 830**	**46 511**	**48 742**	**51 089**	**53 504**
CPI inflation	*6.3%*	*4.7%*	*4.6%*	*4.5%*	*4.8%*	*4.8%*	*4.7%*
Buoyancy	*0.32*	*0.94*	*2.00*	*3.09*	*1.00*	*1.00*	*1.00*
Skills development levy	**15 315**	**16 012**	**17 439**	**18 576**	**19 413**	**20 585**	**21 970**
Private sector wage bill	*8.1%*	*6.3%*	*3.2%*	*4.1%*	*4.5%*	*6.0%*	*6.7%*
Buoyancy	*0.08*	*0.72*	*2.81*	*1.61*	*1.00*	*1.00*	*1.00*
Fuel levy	**62 779**	**70 949**	**75 372**	**78 354**	**83 160**	**88 615**	**94 478**
Nominal GDP	*7.1%*	*6.3%*	*4.7%*	*5.9%*	*6.1%*	*6.6%*	*6.6%*
Buoyancy	*1.80*	*2.06*	*1.32*	*0.67*	*1.00*	*1.00*	*1.00*
Ad-valorem excise duties	**3 396**	**3 781**	**4 192**	**4 337**	**4 603**	**4 905**	**5 229**
Nominal GDP	*7.1%*	*6.3%*	*4.7%*	*5.9%*	*6.1%*	*6.6%*	*6.6%*
Buoyancy	*1.77*	*1.79*	*2.29*	*0.59*	*1.00*	*1.00*	*1.00*
Other [2]	**63 095**	**62 852**	**65 994**	**68 557**	**73 972**	**79 014**	**83 584**
Nominal GDP	*7.1%*	*6.3%*	*4.7%*	*5.9%*	*6.1%*	*6.6%*	*6.6%*
Buoyancy	*2.22*	*-0.06*	*1.05*	*0.66*	*1.29*	*1.04*	*0.87*
Gross tax (pre-proposals)	**1 144 081**	**1 216 464**	**1 287 690**	**1 369 678**	**1 450 864**	**1 545 047**	**1 646 811**
Nominal GDP	*7.1%*	*6.3%*	*4.7%*	*5.9%*	*6.1%*	*6.6%*	*6.6%*
Buoyancy	*0.97*	*1.00*	*1.23*	*1.08*	*0.97*	*0.99*	*1.00*
Announced tax policy measures [3]	–	–	–	–	*10 000*	*10 656*	*11 361*
Gross tax	**1 144 081**	**1 216 464**	**1 287 690**	**1 369 678**	**1 460 864**	**1 555 703**	**1 658 172**
Nominal GDP	*7.1%*	*6.3%*	*4.7%*	*5.9%*	*6.1%*	*6.6%*	*6.6%*
Buoyancy	*0.97*	*1.00*	*1.23*	*1.08*	*1.09*	*0.99*	*1.00*

1. Total remuneration in the formal non-agriculture sector

2. Other includes dividend withholding tax, interest on overdue income tax, taxes on property, stamp duties and fees, air departure tax, electricity levy, plastic bag levy and all other minor taxes

3. Unspecified tax policy measures announced in the 2019 Budget. The details will be announced in the 2020 Budget. The initial tax increase in 2020/21 is carried through into the following two years at the same rate as nominal GDP growth.

Source: National Treasury

68

ANNEXURE D: TECHNICAL ANNEXURE

2018/19 outcomes and 2019/20 mid-year estimates

Table D.5 summarises national and provincial appropriated expenditure outcomes for 2018/19 and estimates for the first half of 2019/20. Tables D.6 and D.7 present additional details.

National expenditure measured R1.5 trillion in 2018/19, which was R6.7 billion lower than the adjusted budget estimate. The underspending was mainly driven by lower spending on goods and services, transfers and subsidies, and capital assets. The lower-than-estimated expenditure was partly offset by higher spending on employee compensation, debt-service costs and payments for financial assets.

Provincial expenditure amounted to R590.9 billion in 2018/19, which was R7.8 billion below adjusted estimates. For the first six months of 2019/20, provinces spent R303.2 billion or 48 per cent of their original budget for the year. Provinces are primarily responsible for delivering social services including basic education and health. Compensation of employees is the largest spending item in provincial budgets, accounting for 62.7 per cent of spending in the first six months of 2019/20.

Table D.5 National and provincial expenditure outcomes and mid-year estimates

	2018/19				2019/20		
R billion	Original budget	Adjusted estimate	Audited outcome	Over(-)/ under(+)	Original budget	Adjusted estimate[1]	Actual spending April to September
National appropriation	**814.5**	**831.6**	**820.9**	**10.7**	**900.3**	**941.2**	**448.7**
Direct charges	**683.7**	**685.1**	**685.8**	**-0.8**	**743.8**	**745.4**	**367.4**
Debt-service costs	180.1	181.1	181.8	-0.8	202.2	203.7	99.5
Provincial equitable share	470.3	470.3	470.3	–	505.6	505.6	252.8
Other direct charges	33.3	33.7	33.7	–	36.1	36.1	15.1
National votes	**1 498.2**	**1 516.6**	**1 506.7**	**9.9**	**1 644.1**	**1 686.5**	**816.1**
of which:							
Compensation of employees	*163.6*	*163.6*	*164.8*	*-1.2*	*175.6*	*174.7*	*85.6*
Goods and services	*69.3*	*72.8*	*66.1*	*6.6*	*74.9*	*75.4*	*28.9*
Transfers and subsidies	*1 066.1*	*1 069.0*	*1 064.9*	*4.2*	*1 153.4*	*1 152.7*	*576.5*
Payments for capital assets	*14.3*	*16.3*	*14.4*	*1.8*	*15.4*	*14.7*	*3.9*
Payments for financial assets	*4.6*	*13.8*	*14.5*	*-0.7*	*22.5*	*65.2*	*21.6*
Provisional allocation for contingencies not assigned to votes	6.0	–	–	–	1.6	–	–
Contingency reserve	8.0	–	–	–	13.0	–	–
Projected underspending	–	-3.2	–	-3.2	–	-3.2	–
Main budget expenditure	**1 512.2**	**1 513.4**	**1 506.7**	**6.7**	**1 658.7**	**1 683.4**	**816.1**
Provincial expenditure	**591.6**	**598.6**	**590.9**	**7.8**	**632.3**	**n/a**	**303.2**
of which:							
Compensation of employees	*361.2*	*361.1*	*358.2*	*2.9*	*389.6*		*190.2*
Transfers and subsidies	*71.7*	*77.3*	*78.9*	*-1.6*	*79.2*		*39.3*
Payments for capital assets	*39.7*	*35.4*	*33.0*	*2.4*	*36.0*		*12.9*

1. Provinces will table adjusted estimates during November 2019
Source: National Treasury

69

2019 MEDIUM TERM BUDGET POLICY STATEMENT

Table D.6 Expenditure by vote

	2018/19				2019/20		
R million	Main budget	Adjusted budget	Audited outcome	Over(-)/ Under(+)	Main budget	Adjusted budget	Actual spending April to September
1 The Presidency	506	506	459	46	691	691	264
2 Parliament	1 873	1 873	1 873	–	1 993	1 993	–
3 Communications	1 513	1 516	1 488	28	1 576	4 773	698
4 Cooperative Governance and Traditional Affairs	83 652	85 037	81 918	3 119	90 718	90 347	35 384
5 Home Affairs	7 915	9 047	9 047	0	8 340	9 528	4 728
6 International Relations and Cooperation	6 553	6 553	6 370	183	6 509	6 509	3 383
7 National Treasury	29 358	29 710	28 652	1 058	30 771	30 692	11 529
8 Planning, Monitoring and Evaluation	927	958	875	83	957	957	442
9 Public Enterprises	274	6 523	6 475	48	17 945	56 883	21 215
10 Public Service and Administration	957	951	926	25	1 002	993	449
11 Public Works	7 453	7 483	7 449	35	7 809	7 907	3 778
12 Statistics South Africa	2 272	2 272	2 311	-39	2 514	2 514	1 141
13 Women	230	230	222	8	244	244	119
14 Basic Education	22 722	23 700	23 415	285	24 505	24 465	14 317
15 Higher Education and Training	73 021	73 124	72 924	200	89 498	89 040	63 507
16 Health	47 143	47 508	46 595	914	51 461	51 195	24 997
17 Social Development	172 902	172 822	172 580	242	184 792	184 722	91 077
18 Correctional Services	23 849	23 849	23 777	72	25 408	25 317	11 384
19 Defence and Military Veterans	47 950	48 496	48 492	4	50 513	50 888	24 274
20 Independent Police Investigative Directorate	315	315	315	0	337	337	145
21 Justice and Constitutional Development	17 049	17 459	17 182	277	18 717	18 782	8 349
22 Office of the Chief Justice and Judicial Administration	1 120	1 120	1 092	28	1 198	1 198	517
23 Police	91 834	91 684	90 429	1 255	97 595	96 827	46 396
24 Agriculture, Forestry and Fisheries	7 165	7 733	7 574	159	7 665	7 612	3 879
25 Economic Development	1 073	1 073	1 044	29	1 045	990	550
26 Energy	7 045	7 164	7 090	73	7 440	7 184	3 096
27 Environmental Affairs	7 113	7 431	6 737	694	7 530	7 484	2 711
28 Labour	3 295	3 283	3 087	196	3 435	3 433	1 537
29 Mineral Resources	1 891	1 891	1 880	11	2 005	2 002	1 115
30 Science and Technology	7 790	7 958	7 892	66	8 151	8 146	4 098
31 Small Business Development	1 488	1 488	1 420	69	2 569	2 269	907
32 Telecommunications and Postal Services	923	4 007	3 994	13	1 685	1 685	762
33 Tourism	2 262	2 262	2 235	27	2 393	2 393	1 485
34 Trade and Industry	9 463	9 532	9 490	42	10 059	10 085	4 357
35 Transport	59 798	59 831	59 193	638	64 194	64 205	30 073
36 Water and Sanitation	15 572	16 874	16 619	254	16 440	16 467	6 121
37 Arts and Culture	4 372	4 339	4 238	101	4 617	4 572	2 032
38 Human Settlements	32 356	32 456	32 195	260	33 879	33 862	12 958
39 Rural Development and Land Reform	10 425	10 425	10 281	144	10 946	10 829	4 384
40 Sport and Recreation South Africa	1 091	1 091	1 076	15	1 154	1 151	503
Total appropriation by vote	**814 509**	**831 572**	**820 912**	**10 660**	**900 300**	**941 169**	**448 659**

70

ANNEXURE D: TECHNICAL ANNEXURE Table D.6 Expenditure by vote (continued) 1. National Revenue Fund payments previously classified as extraordinary payments Source: National Treasury 71 R million 2018/19 2019/20 MainAdjustedAuditedOver(-)/ budgetbudgetoutcomeUnder(+) MainAdjusted Actual budget budgetspending April to September Total appropriation by vote814 509831 572820 91210 660 Plus: Direct charges against the National Revenue Fund President and Deputy President's salaries (The7761 Presidency) Members' remuneration (Parliament)493493493– Debt-service costs (National Treasury)180 124181 099181 849-750 Provincial equitable share (National Treasury)470 287470 287470 287– General fuel levy sharing with metropolitan12 46912 46912 469– municipalities (National Treasury) National Revenue Fund payments (National135150162-12 Treasury)1 Skills levy and sector education and training16 92917 31217 480-168 authorities (Higher Education and Training) Magistrates' salaries (Justice and Constitutional2 2162 2162 047168 Development) Judges' salaries (Office of the Chief Justice and1 0221 0221 022-0 Judicial Administration) International Oil Pollution Compensation Fund101037 (Transport) 900 300941 169448 659 773 528601– 202 208203 73199 517 505 554505 554252 777 13 16713 1674 389 135360359 18 75918 5768 806 2 3842 2641 026 1 0991 099528 1010– Total direct charges against the National Revenue 683 691 685 064 685 817 -753 Fund Provisional allocation not assigned to votes 6 000 – – – Infrastructure fund not assigned to votes – – – – Provisional allocation for Eskom restructuring – – – – Compensation of employees and other baseline – – – – adjustments Contingency reserve 8 000 – – – National government projected underspending – -2 700 – -2 700 Local government repayment to the National – -500 – -500 Revenue Fund 743 850745 368367 404 10–– 1 000–– 5 348–– -4 800–– 13 000–– –-1 184– –-2 000– Total 1 512 200 1 513 436 1 506 7296 707 1 658 707 1 683 352816 063

2019 MEDIUM TERM BUDGET POLICY STATEMENT

Table D.7 Expenditure by province

R million	2018/19 Main budget	Adjusted budget	Audited outcome	Over(-)/ Under(+)	Deviation from adjusted budget	2019/20 Main budget	Actual spending April to September
Eastern Cape	**78 434**	**79 352**	**79 047**	**306**	**0.4%**	**82 198**	**42 589**
Education	34 772	35 128	35 032	97	0.3%	36 329	19 408
Health	23 700	24 026	24 472	-447	-1.9%	25 190	13 846
Social Development	2 837	2 858	2 721	137	4.8%	3 021	1 425
Other functions	17 126	17 341	16 822	519	3.0%	17 659	7 909
Free State	**34 877**	**35 128**	**34 963**	**165**	**0.5%**	**37 274**	**18 000**
Education	13 579	13 623	13 719	-96	-0.7%	14 733	7 479
Health	10 403	10 380	10 239	142	1.4%	11 142	5 459
Social Development	1 266	1 316	1 247	69	5.2%	1 375	652
Other functions	9 629	9 808	9 758	51	0.5%	10 023	4 410
Gauteng	**121 359**	**122 649**	**119 486**	**3 163**	**2.6%**	**132 443**	**61 189**
Education	45 221	45 712	44 724	988	2.2%	49 810	22 577
Health	46 429	46 762	46 011	752	1.6%	50 767	25 036
Social Development	4 983	4 661	4 242	419	9.0%	5 517	2 280
Other functions	24 726	25 513	24 509	1 004	3.9%	26 349	11 297
KwaZulu-Natal	**122 492**	**123 707**	**122 095**	**1 612**	**1.3%**	**130 474**	**61 561**
Education	50 904	50 984	50 344	640	1.3%	54 022	26 599
Health	42 348	42 547	42 550	-3	-0.0%	45 037	21 918
Social Development	3 288	3 311	3 297	14	0.4%	3 519	1 688
Other functions	25 952	26 865	25 904	961	3.6%	27 897	11 355
Limpopo	**65 373**	**66 495**	**65 917**	**577**	**0.9%**	**69 501**	**33 408**
Education	30 608	30 835	30 679	155	0.5%	32 291	15 505
Health	19 511	19 802	19 720	82	0.4%	20 777	10 361
Social Development	1 987	2 065	2 035	30	1.4%	2 181	1 067
Other functions	13 268	13 793	13 483	310	2.3%	14 252	6 475
Mpumalanga	**48 107**	**48 483**	**48 008**	**476**	**1.0%**	**50 981**	**24 840**
Education	20 973	20 922	20 734	188	0.9%	21 862	11 005
Health	13 278	13 120	13 056	64	0.5%	14 387	6 716
Social Development	1 552	1 538	1 524	15	0.9%	1 657	797
Other functions	12 304	12 904	12 694	210	1.6%	13 075	6 321
Northern Cape	**17 150**	**17 625**	**17 511**	**114**	**0.6%**	**18 255**	**9 021**
Education	6 417	6 438	6 456	-18	-0.3%	6 906	3 543
Health	4 735	4 854	4 837	17	0.3%	5 197	2 636
Social Development	871	868	859	9	1.0%	921	437
Other functions	5 127	5 465	5 358	107	2.0%	5 232	2 405
North West	**41 072**	**41 903**	**40 869**	**1 034**	**2.5%**	**44 029**	**20 438**
Education	16 184	16 137	15 841	296	1.8%	17 254	7 888
Health	11 154	11 543	11 508	35	0.3%	12 274	6 154
Social Development	1 609	1 638	1 636	1	0.1%	1 762	825
Other functions	12 126	12 585	11 884	701	5.6%	12 739	5 571
Western Cape	**62 748**	**63 295**	**62 980**	**315**	**0.5%**	**67 191**	**32 185**
Education	22 193	22 150	22 112	37	0.2%	23 669	11 322
Health	23 064	23 100	23 044	56	0.2%	24 757	11 695
Social Development	2 242	2 247	2 231	15	0.7%	2 464	1 276
Other functions	15 250	15 799	15 592	206	1.3%	16 301	7 893
Total	**591 614**	**598 637**	**590 875**	**7 762**	**1.3%**	**632 346**	**303 231**
Education	240 851	241 927	239 641	2 286	0.9%	256 875	125 326
Health	194 622	196 135	195 437	698	0.4%	209 529	103 821
Social Development	20 634	20 503	19 794	709	3.5%	22 416	10 447
Other functions	135 507	140 072	136 003	4 069	2.9%	143 527	63 637

Source: National Treasury

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Glossary Accrued liability A liability that is not paid in the fiscal year in which it is incurred, and so continues to be owed in the next fiscal year. Presentation to Parliament of the amendments to be made to the appropriations voted in the main budget for the year. Prices set outside ordinary market processes through administrative decisions by government, a public entity or a regulator. The approval by Parliament of spending from the National Revenue Fund, or by a provincial legislature from the Provincial Revenue Fund. An increase in the overall price of assets over a specific period of time. A summary statement of all the transactions of the residents of a country with the rest of the world over a particular time period. Reforms developed by the Basel Committee on Banking Supervision to strengthen the regulation, supervision and risk management of the banking sector. The initial allocations used during the budget process, derived from the previous year’s forward estimates. The combination of public, private, development and multilateral sources of financing to leverage funding for infrastructure projects. An auction that aims to ease pressure on targeted areas of the redemption profile by exchanging shorter-dated debt for longer-term debt. The difference between expenditure and revenue. If expenditure exceeds revenue, the budget is in deficit. If the reverse is true, it is in surplus. A reform to the budget process that establishes specialised structures, procedures and criteria for committing fiscal resources to public infrastructure spending. A transaction where government buys debt instruments from investors before their redemption date. The deterioration of capital due to the lack of investment in the economy. A large outflow of investments from a country in response to heightened economic, political or policy risk. A flow of investments in or out of the country. Financing or loans that are extended on terms that are more generous than market loans, for example through lower interest rates or grace periods where there is no repayment. Adjustment estimates Administered prices Appropriation Asset price inflation Balance of payments Basel III Baseline Blended finance Bond-switch programme Budget balance Budget Facility for Infrastructure Buy-back transaction Capital erosion Capital flight Capital flow Concessionary financing 73

2019 MEDIUM TERM BUDGET POLICY STATEMENT Allocations of money from one sphere of government to another, conditional on certain services being delivered or on compliance with specified requirements. Total expenditure by national and provincial government, social security funds and selected public entities, including transfers to municipalities or other entities. See also main budget expenditure. The main measure of inflation, charting changes in the price movements of a basket of consumer goods and services. Expenditure on goods and services, including salaries, which are consumed within a short period of time – usually a year. An amount set aside, but not allocated in advance, to accommodate changes in the economic environment and to meet unforeseen spending pressures. A government obligation, such as a guarantee, that will only result in expenditure if a specific event occurs. See also government guarantee. A measure of the change in consumer price levels that excludes temporary shocks and represents the long-run trend of changes in the price level. See also headline inflation. Policy that has the opposite effect on economic activity to that caused by the business cycle, such as slowing spending growth in a boom period and accelerating spending in a recession. An indicator of the risk of default by a borrower or the riskiness of a financial instrument. Ratings agencies assign grades signifying the borrower’s capacity to meet its financial obligations or the probability that the value of the financial instrument will be realised. See also rating agency. An increase in private investment or consumption as a result of government spending. A fall in private investment or consumption as a result of increased government spending. The difference between total exports and imports, including service payments and receipts, interest, dividends and transfers. This account can be in deficit or surplus. See also trade balance. The difference between revenue and current expenditure, which consists of compensation of employees, goods and services, and interest and rent on land. Repayment of the principal and any outstanding interest on a bond. The cost of interest on government debt. Conditional grants Consolidated government expenditure Consumer price index (CPI) Consumption expenditure Contingency reserve Contingent liability Core inflation Countercyclical fiscal policy Credit rating Crowding-in Crowding-out Current account (of the balance of payments) Current balance Debt redemption Debt-service cost 74

GLOSSARY Depreciation (capital) A reduction in the value of fixed capital as a result of wear and tear or redundancy. A reduction in the external value of a currency. Total income less all taxes and employee contributions. The allocation of funds between national, provincial and local government as required by the Constitution. An increase in the total amount of output, income and spending in the economy. A measure of the cost of debt that includes non-interest costs, such as penalties and upfront payments, which are often applied to distressed borrowers. A name given by international investors to middle-income economies. An incentive to encourage the creation of jobs for youth by allowing employers to claim a reduction in employees’ tax. The allocation of revenue to national, provincial and local government as required by the Constitution. An overall limit on expenditure that enables government to manage departmental spending levels. An excessively positive or negative current account balance, reflecting an excess or deficit of domestic investment over domestic savings. The murder of women on the basis of their gender. A statement of all financial transactions between a country and the rest of the world, including portfolio and fixed investment flows, and movements in foreign reserves. An independent body established in terms of the Constitution to make recommendations to Parliament and provincial legislatures about financial issues affecting the three spheres of government. The 12 months according to which companies and organisations budget and account. Government’s financial year runs from 1 April to 31 March. Measures to stabilise a government’s debt-to-GDP ratio and narrow its budget deficit. Policy on taxation, spending and borrowing by government. Government’s ability to provide additional resources in the budget without jeopardising fiscal sustainability. Determination of currency exchange rates by market forces. An exchange rate regime in which the exchange rate of a country can fluctuate in response to movements in the foreign exchange market. The acquisition of long-term business interests in another country, usually involving management, technology and financial participation. Depreciation (exchange rate) Disposable income Division of revenue Economic growth Effective cost of debt Emerging economies Employment tax incentive Equitable share Expenditure ceiling External imbalance Femicide Financial account (of the balance of payments) Financial and Fiscal Commission Financial year Fiscal consolidation Fiscal policy Fiscal space Flexible exchange rate Floating exchange rate Foreign direct investment 75

2019 MEDIUM TERM BUDGET POLICY STATEMENT

Full-time equivalent	An indicator measuring the proportion of time for which an employee receives a salary. It enables government to estimate annual personnel costs by aggregating the amount of part-time work to calculate the full-time equivalents. For example, two people working full-time for six months of the year would count as one full-time equivalent.
GDP inflation	A measure of the total increase in prices in the whole economy. Unlike CPI inflation, GDP inflation includes price increases in goods that are exported and intermediate goods such as machines, but excludes imported goods.
Gold and foreign exchange account	A Reserve Bank account that reflects its losses and profits on holdings of foreign currency and gold reserves, driven by changes in the exchange rate of the rand to the US dollar and the gold price.
Government guarantee	An assurance made by government to a lender that a financial obligation will be honoured, even if the borrowing government institution is unable to repay the debt. See also *contingent liability.*
Gross domestic product (GDP)	A measure of total national output, income and expenditure in the economy.
Gross fixed capital formation	The addition to a country's fixed capital stock over a specific period, before providing for depreciation.
Gini coefficient	A measure that illustrates inequality in the distribution of income. It is expressed as a number between 0 and 1, with 0 representing perfect equality in income and 1 representing perfect inequality.
Headline inflation	A measure of the change in the CPI level that includes temporary price shocks to the economy, such as once-off price changes. See also *core inflation*.
Integrated financial management system (IFMS) project	A project to review, upgrade and integrate government's financial management information technology systems.
Independent power producer	A private-sector business that generates energy for the national grid.
Indirect grant	A grant allowing a national department to perform a function on behalf of a province or municipality. No funds are transferred, but the end-product of the grant, such as infrastructure, is generally transferred to the province or municipality.
Inflation	An increase in the general level of prices.
Inflation targeting	A monetary policy framework intended to achieve price stability over a certain period of time. The Reserve Bank and government agree on a target rate or range of inflation to be maintained.
Intergenerational equity	A value based on ensuring that future generations do not have to repay debts taken on today, unless they also share in the benefits of assets.
Investment grade	A credit rating which is regarded as carrying minimal risk to the investors.

76

GLOSSARY The ratio of employed and unemployed workers (the labour force) relative to the working-age population. The ease with which assets can be bought and sold. National government expenditure and transfers to provincial and local government financed from the National Revenue Fund, excluding revenues and spending related to social security funds, extra-budgetary institutions and provincial own revenue. See also consolidated government expenditure. The technical committee responsible for evaluating the medium term expenditure framework budget submissions of national departments and making recommendations to the Minister of Finance regarding allocations to national departments. The three-year spending plans of national and provincial governments published at the time of the Budget. The five-year strategy of government coinciding with the electoral term. The actions taken by a country’s monetary authority (e.g. the Reserve Bank), usually focused on money supply and interest rates. The total stock of money in an economy. The projected revenue and expenditure flowing through the National Revenue Fund. It does not include spending by provinces or local government from their own revenues. A national strategy to eliminate poverty and reduce inequality. Labour force participation Liquidity Main budget expenditure Medium Term Expenditure Committee (MTEC) Medium-term expenditure framework (MTEF) Medium-term strategic framework Monetary policy Money supply National budget National Development Plan (NDP) National health insurance (NHI) A policy relating to healthcare that aims to provide access to quality and affordable health services to all South Africans . The consolidated account of national government into which all taxes, fees and charges collected by the South African Revenue Service, and departmental revenue must be paid. The total value of a company’s assets minus its liabilities. The current rate of exchange between the rand and foreign currencies. The return, or wage, to employees at the current price level. Total expenditure by government less debt-service costs. A public-sector initiative aimed at improving government's ability to attract and retain skilled employees in targeted occupations through increased remuneration. National Revenue Fund Net asset position Nominal exchange rate Nominal wage Non-interest expenditure Occupation-specific dispensation (OSD) 77

2019 MEDIUM TERM BUDGET POLICY STATEMENT The cost of an alternative forgone to pursue a certain action. The difference between total revenue and non-interest expenditure. When revenue exceeds non-interest expenditure, there is a surplus. Non-interest expenditure by government. The agricultural and mining sectors of the economy. Credit provided to the private sector by banks. This includes all loans, credit card balances and leases. A measure of the amount of output generated from every unit of input over a period of time. Typically used to measure changes in labour efficiency. When a country restricts international trade to protect domestic industries. Tax an employer withholds and/or pays on behalf of employees based on employee wages or salaries. The fastest growth that an economy can sustain without increasing inflation. Companies, agencies, funds and accounts that are fully or partly owned by government or public authorities and regulated by law. The consolidated cash borrowing requirement of general government and non-financial public enterprises. A composite index measuring the change in manufacturing activity compared with the previous month. A company that evaluates the ability of countries or other borrowers to honour their debt obligations. Credit ratings are used by international investors as indications of risk. See also credit rating. A measure of the rate of exchange of the rand relative to a trade-weighted average of South Africa’s trading partners’ currencies, adjusted for inflation. Expenditure measured in constant prices, in other words, adjusted to remove the effects of inflation. The level of interest after removing the effects of inflation. Injection of funds into a company or entity to aid liquidity, either as a loan or in return for equity. The return of an investor’s principal in a fixed-income security, such as a preferred stock or bond. Opportunity cost Primary deficit/surplus Primary expenditure Primary sector Private-sector credit extension Productivity Protectionism Payroll tax Potential growth Public entities Public-sector borrowing requirement Purchasing managers’ index (PMI) Rating agency Real effective exchange rate Real expenditure Real interest rate Recapitalisation Redemption 78

GLOSSARY The repayment of debt at a scheduled time with the proceeds of new loans. The difference in value of an asset, liability or transaction from its original (historical) rate to its current rate. The interest rate at which the Reserve Bank lends to commercial banks. Holdings of foreign exchange, either by the Reserve Bank only, or by the Reserve Bank and domestic banking institutions. A return that compensates for uncertainty. Funds not spent during a given financial year that flow into the following year’s budget. The process of removing the seasonal volatility (monthly or quarterly) from a time series. This provides a measure of the underlying trend in the data. Once the rate is annualised, it is expressed as if it were applied over one year. Social benefits available to qualifying individuals, funded wholly or partly by the state. An agreement that allows for the unrestricted flow of goods and services, and the sharing of customs and excise revenue, between South Africa, Botswana, eSwatini, Lesotho and Namibia. A regional intergovernmental organisation that promotes collaboration, economic integration and technical cooperation throughout Southern Africa. Debt issued by a government. A designated area where infrastructure and incentives are provided to clusters of businesses to encourage private investment and employment growth. Measures that are put in place with the aim of substantially changing the economy, or the institutional and regulatory framework in which people and businesses operate. A situation where a country’s productive capacity cannot keep up with rising demand. Auctions to exchange bonds to manage refinancing risk or improve tradability. When individuals or businesses legitimately use provisions in the tax law to reduce their tax liability. Describes the relationship between total tax revenue collections and economic growth. This measure includes the effects of policy changes on revenue. A value above one means that revenues are growing faster than the economy and below one means they are growing below the rate of GDP growth. Refinancing Revaluation gain/loss Repurchase (repo) rate Reserves (foreign exchange) Risk premium Rollover Seasonally adjusted and annualised Social grants Southern African Customs Union (SACU) agreement Southern African Development Community (SADC) Sovereign debt Special economic zone Structural reforms Supply-side constraints Switch (auction) Tax avoidance Tax buoyancy 79

2019 MEDIUM TERM BUDGET POLICY STATEMENT When individuals or businesses illegally reduce their tax liability. For public finance comparison purposes, a country’s tax burden, or tax-to-GDP ratio, is calculated by taking the total tax payments for a particular fiscal year as a fraction or percentage of the GDP for that year. An index measuring the ratio of export prices to import prices. The monetary record of a country’s net imports and exports of physical merchandise. See also current account. A fixed-term contract to procure goods or services needed by more than one government department. Short-term government debt instruments that yield no interest but are issued at a discount. Maturities vary from one day to 12 months. The combination of deficits on the budget and the current account. An approach to organising financial sector regulation and supervision involving two regulators. One is responsible for ensuring financial services firms sell their products in an appropriate way. The other is responsible for ensuring financial firms remain financially sound and are generally prudent. Lack of sufficient funds (capital) to conduct day-to-day operations. The cost of labour per unit of output, calculated by dividing average wages by productivity (output per worker per hour). A loan that is not backed or secured by any type of collateral to reduce the lender’s risk. A financial return or interest paid to buyers of government bonds. The yield/rate of return on bonds includes the total annual interest payments, the purchase price, the redemption value and the time remaining until maturity. Tax evasion Tax-to-GDP ratio Terms of trade Trade balance Transversal term contract Treasury bills Twin deficit Twin peaks Undercapitalisation Unit labour costs Unsecured lending Yield 80